UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MALIBU BOATS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 3, 2020
To the Stockholders of Malibu Boats, Inc.:
Notice is hereby given that the 2020 annual meeting of stockholders (the “Annual Meeting”) of Malibu Boats, Inc. (the “Company”) will be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261*, Tuesday, November 3, 2020, at 1:00 p.m., Central time, for the following purposes:
(1)To elect to the Board of Directors the three (3) nominees named in the attached Proxy Statement to serve until the Company’s 2023 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021;
(3)To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers; and
(4)To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record of the Company’s Class A common stock and Class B common stock as of the close of business on September 17, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.
Your vote is important to us. You may vote your shares by proxy or in person. We urge you to vote by proxy even if you plan to attend the meeting. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary
Loudon, Tennessee
September 23, 2020
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET.
Use of the enclosed envelope requires no postage for mailing in the United States.
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_______________________

* We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice of the applicable change(s) to the meeting as Definitive Additional Materials with the Securities and Exchange Commission. We will also issue a press release and post details on the change(s) to the meeting on our website at www.malibuboats.com. In the event we hold the meeting solely by means of remote communication, you will need the control number included on your proxy card (if you are a stockholder of record) or voting instruction form (if you hold your shares in street name) or included in the email to you if you received the proxy materials by email in order to be able to gain access to, and submit questions during, the Annual Meeting. If you hold shares of Class A common stock and Class B common stock, you will have two separate control numbers, one each for Class A common stock and Class B common stock. Please note that if you hold shares through a bank, broker or other nominee, you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your bank, broker, or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

PROXY STATEMENT

The Board of Directors of Malibu Boats, Inc. solicits your proxy for the 2020 annual meeting of stockholders (the “Annual Meeting”) to be held at 1:00 p.m., Central time, on Tuesday, November 3, 2020 at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, and at any and all postponements or adjournments of the Annual Meeting.
We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing the notice of the applicable change(s) to the meeting as Definitive Additional Materials with the Securities and Exchange Commission (“SEC”). We will also issue a press release and post details on the change(s) to the meeting on our website at www.malibuboats.com. In the event we hold the meeting solely by means of remote communication, you will need the control number included on your proxy card (if you are a stockholder of record) or voting instruction form (if you hold your shares in street name) or included in the email to you if you received the proxy materials by email in order to be able to gain access to, and submit questions during, the Annual Meeting. If you hold shares of Class A common stock and Class B common stock, you will have two separate control numbers, one each for Class A common stock and Class B common stock. Please note that if you hold shares through a bank, broker or other nominee, you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your bank, broker, or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
The proposals to be voted on at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The Board of Directors knows of no such other business to be presented as of the date of this Proxy Statement.
When you submit your proxy, you will authorize the proxy holders — Wayne Wilson, our Chief Financial Officer and Secretary, and Ritchie Anderson, our Chief Operating Officer — to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.
This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about September 23, 2020.

Unless otherwise expressly indicated or the context otherwise requires, in this Proxy Statement:

•we use the terms “Malibu Boats,” the “Company,” “we,” “us,” “our” or similar references to refer (1) prior to the consummation of our initial public offering of Class A common stock (the “IPO”) to Malibu Boats Holdings, LLC (the “LLC”), and its consolidated subsidiaries and (2) after the IPO, to Malibu Boats, Inc. and its consolidated subsidiaries;

•we refer to owners of membership interests in the LLC immediately prior to the consummation of the IPO, collectively, as our “pre-IPO owners”; and

•we refer to owners of membership interests in the LLC, collectively, as our “LLC members”.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our 2020 Annual Report on Form 10-K are available on the Internet at http://www.astproxyportal.com/ast/18800/.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” the negative of these terms, or by other similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions, involving known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, but are not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; significant fluctuations in our annual and quarterly financial results; unfavorable weather conditions, policies impacting access to waterways and shelter-in-place orders; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; the success of our engine integration strategy; our reliance on certain suppliers for our engines and outboard motors; our reliance on third-party suppliers for raw materials and components and any interruption of our informal supply arrangements; our ability to meet our manufacturing workforce needs; exposure to workers' compensation claims and other workplace liabilities; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; competition with other activities for consumers’ scarce leisure time; the continued strength of our brands; our ability to execute our manufacturing strategy successfully; our exposure to claims for product liability and warranty claims; our dependence on key personnel; our ability to protect our intellectual property; disruptions to our network and information systems; risks inherent in operating in foreign jurisdictions; rising concern regarding international tariffs; changes in currency exchange rates; an increase in energy and fuel costs; any failure to comply with laws and regulations including environmental and other regulatory requirements; a natural disaster, global pandemic or other disruption at our manufacturing facilities; increases in income tax rates or changes in income tax laws; covenants in our credit agreement governing our revolving credit facility and term loan which may limit our operating flexibility; our variable rate indebtedness which subjects us to interest rate risk; and any failure to maintain effective internal control over financial reporting or disclosure controls or procedures.
You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on August 31, 2020. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this Proxy Statement to conform these statements to actual results or to changes in our expectations.

PROXY SUMMARY
This summary highlights certain information about us and does not contain all of the information you should consider before voting. Please read the entire Proxy Statement and our Annual Report on Form 10-K before voting.
2020 Annual Meeting of Stockholders

Date and Time	Record Date	Location
November 3, 2020 at 1:00 p.m. Central time	September 17, 2020	The Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261
Proposals to be Voted on and Voting Recommendations

	Proposal	Board Recommendations
1.	The election to the Board of Directors of the three (3) nominees named in this Proxy Statement — Ivar S. Chhina, Michael J. Connolly and Mark W. Lanigan — to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified	FOR
2.	The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2021	FOR
3.	The approval, on a non-binding advisory basis, of our named executive officer compensation	FOR
Board of Director Nominees
Our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. A summary of information surrounding each director nominee as of September 17, 2020 is below and more information can be found under "Board of Directors and Executive Officers - Directors of the Company".

Name	Position	Age	Director Since	Committee Memberships
Ivar S. Chhina	Former chief financial officer and executive vice president for Recreational Equipment, Inc. (REI). Former chairman and chief executive officer of Interdent, Inc. Serves on the boards of Northwestern Management Services LLC, PPV Holding Company LLC, Troy Lee Designs Inc., and Lone Peak Holdings LLC	57	2014	Audit (Chair); Nominating and Governance
Michael J. Connolly	Founding partner of Breakaway Capital Management, LLC. Chief executive officer and sole director of Motorini, Inc.	54	2014	Nominating and Governance (Chair); Compensation
Mark W. Lanigan	Co-founder and a managing director of Black Canyon Capital LLC. Consultant with Tailwind Capital. Serves on the boards of LRW Holdings, LLC and Lone Peak Holdings, LLC	60	2014	Compensation (Chair); Nominating and Governance
Business Overview
We are a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive and outboard boats under four brands—Malibu, Axis, Cobalt, and Pursuit. We have the #1 market share position in the United States in the performance sport boat category through our Malibu and Axis brands and the #1 market share position in the United States in the 24’—29’ segment of the sterndrive category through our Cobalt brand, and we are among the leading market share positions in the fiberglass outboard fishing boat market with our Pursuit brand. Our product portfolio of premium brands are used for a broad range of recreational boating activities including, among others, water sports such as water skiing, wakeboarding and wake surfing, as well as general recreational boating and fishing. Our passion for consistent innovation, which has led to propriety technology such as Surf Gate, has allowed us to expand the market for our products by introducing consumers to new and exciting recreational activities. We design products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle and provide consumers with a better customer-inspired experience. With performance, quality, value and multi-purpose features, our product portfolio has us well positioned to broaden our addressable market and achieve our goal of increasing our market share in the expanding recreational boating industry.
Our flagship Malibu boats offer our latest innovations in performance, comfort and convenience, and are designed for consumers seeking a premium performance sport boat experience. Our Axis boats appeal to consumers who desire a more affordable performance sport boat product but still demand high performance, functional simplicity and the option to upgrade key features. Our Cobalt boats consist of mid to large-sized luxury cruisers and bowriders that we believe offer the ultimate experience in comfort, performance and quality. Our Pursuit boats expand our product offerings into the saltwater outboard fishing market and include center console, dual console and offshore models. Retail prices for our boat models range from $60,000 to $800,000.
Our boats are constructed of fiberglass, available in a range of sizes, hull designs and propulsion systems (i.e., inboard, sterndrive and outboard). We employ experienced product development and engineering teams that enable us to offer a range of models across each of our brands while consistently introducing innovative features in our product offerings. Our engineering teams closely collaborate with our manufacturing personnel in order to improve product quality and process efficiencies. The results of this collaboration are reflected in our receipt of numerous industry awards, including the Boating Industry Magazine's "Top Product" award for the Malibu M240 in 2020, Pursuit S 378 in 2020, Malibu 25 LSV in 2019, Surf Band in 2018 and for our Integrated Surf Platform in 2016, as well as the Boating Industry's Best New and Innovative Products in 2019 for the Cobalt A29. We have also been recognized as Sounding Trade Only Today’s “2019 Top Most Innovative Marine Companies,” and we earned the honors of "WSIA Innovation of Year" award for our Malibu M240 M-Line Hull with Surf Gate Fusion in 2020, Malibu Monsoon Engines in 2019 and our Malibu Command Center in 2017.
We sell our boats through a dealer network that we believe is the strongest in the recreational powerboat industry. As of July 1, 2020, our distribution channel consisted of over 350 dealer locations globally. Our dealer base is an important part of our consumers’ experience, our marketing efforts and our brands. We devote significant time and resources to find, develop and improve the performance of our dealers and believe our dealer network gives us a distinct competitive advantage.
Financial Highlights for Fiscal Year 2020
The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States and the world, and it had a significant impact on our operations and financial results for fiscal year 2020. On March 24, 2020, we elected to suspend operations at all of our facilities. We resumed operations at our Loudon, Tennessee facility (Malibu and Axis boats) on April 20, 2020, our Neodesha, Kansas facility (Cobalt boats) on April 27, 2020 and our Fort Pierce, Florida facility (Pursuit boats) on May 4, 2020. The temporary shutdown of our facilities in the second half of 2020 resulted in a decrease in production that we were not able to fully recover during fiscal year 2020. We were not able to ship boats to our dealers during the suspension of our operations, which negatively impacted our net sales. While costs of sales also declined, we still recognized a decrease in gross profit primarily related to the declines in sales volumes resulting from our suspension of operations.
Notwithstanding our lower net sales resulting from decrease in production, our dealers continued to experience strong demand for our boats during the summer months. While sales were negatively impacted by COVID-19 in late March and through April, retail sales improved materially from May through July 2020. Consumers turned to boating as a form of outdoor, socially distanced recreation during the COVID-19 pandemic. The increase in retail sales combined with our lower wholesale shipment levels during the fourth quarter of fiscal year 2020 resulted in lower inventory levels at our dealers as of June 30, 2020 compared to last year. We expect these lower inventory levels, while having the potential to impact retail sales in the near-term, will provide us strong order flow for our model year 2021 product, unless consumer demand meaningfully decreases. Our year-over-year results are provided below.
•Net sales decreased 4.5% to $653.2 million compared to fiscal year 2019.
•Unit volume decreased 12.5% to 6,444 boats compared to fiscal year 2019.
•Net sales per unit increased 9.1% to $101,360 per unit compared to fiscal year 2019.
•Gross profit decreased 10.2% to $149.3 million compared to fiscal year 2019.
•Net income decreased 7.2% to $64.7 million, or $2.98 per share, compared to fiscal year 2019.
•Adjusted EBITDA decreased 11.9% to $110.9 million compared to fiscal year 2019.
•Adjusted fully distributed net income decreased 13.3% to $71.2 million compared to fiscal year 2019.
•Adjusted fully distributed net income per share decreased 12.5% to $3.29 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock as compared to fiscal year 2019.
Adjusted EBITDA, adjusted fully distributed net income and adjusted fully distributed net income per share are non-GAAP financial measures. Definitions of each of these measures and a reconciliation of our net income as determined in accordance with GAAP to adjusted EBITDA, and the numerator and denominator for our net income available to Class A Common Stock per share to adjusted fully distributed net income per share of Class A Common Stock is provided in Appendix A to this Proxy Statement.
Business Achievements in Fiscal Year 2020
Despite unprecedented challenges during fiscal year 2020, we had many business achievements during the year and expect fiscal year 2021 will continue our high velocity of design and introduction of new products to consumers. Some of our business highlights are provided below.
•Expedited our model year 2021 launch for all brands to June 1, 2020. Our early 2021 model year introduction will support what we believe should be a strong fiscal year 2021 as we introduce new innovations and products to strengthen our market-leading portfolio.
•Introduced four new boats for fiscal year 2020, more than any other competitor. We also continued our introduction of more new features and options than any other competitor.
•In July, Malibu introduced the all-new Malibu Wakesetter 23 LSV, the best-selling boat in the history of performance boats. This introduction was followed by three more new boats, the 24 MXZ, the A24 for Axis and the new Malibu M220, sibling to our ultra-premium Malibu M240. The demand for all four of these new boats is well ahead of plan with orders extending into the third quarter of fiscal year 2021.
•Cobalt, while bringing new product to market in fiscal year 2020, prepared for an unprecedented delivery of new product in fiscal year 2021 as Cobalt prepares to bring seven new boats to market in fiscal year 2021.
•Introduced the R6 Standard and the R6 Outboard, the newest models in the R Series of Cobalt boats. These boats provide a suite of luxurious and convenient features, including maximum interior space, enhanced audio output, and the Cobalt-patented Swim Step technology for easy water access. In addition, we announced our new automated E-Step in August 2020, which electronically automates our patented Flip-Down Swim Step for even easier usage and deployment.
•Phase 1 and phase 2 expansions of our cruiser plant and small boat plant at Cobalt are complete. The third and last phase of our plant improvement is now underway. This third phase is the expansion and modernization of our gelcoat and lamination departments. Once complete, this will finalize our capability of building more products with even better quality, while improving efficiency.

•Pursuit introduced four new boats in fiscal year 2020, two above 30 feet and two below 30 feet as we continue to introduce new product across our product spectrum and into product white spaces that exist in the portfolio.
•Pursuit continues to perform very well, and the product development engine is hitting on all cylinders. We expect that Pursuit will introduce another four new boats in fiscal year 2021 with a couple filling important product white spaces we have identified. The S 428 was brought to market in September 2020 as the first new model release for fiscal year 2021 and three additional models are anticipated to be announced quarter-by-quarter in fiscal year 2021. These new models are infused with Pursuit DNA and are expected to significantly drive profitability and market share.
•As of mid-June 2020, the new Pursuit large boat plant is up and running. Boats 32 feet and larger, including the S378 and S428 will be manufactured in this plant. The expansion at Pursuit not only helps us to increase our capacity, but it also allows us to grow our distribution as well, further increasing the value of this already powerful brand.
Corporate Governance Highlights
We maintain governance practices that we believe establish meaningful accountability for our Company and our Board, including:
•All directors except our Chief Executive Officer are independent
•Independent Chairman of the Board
•Average tenure of director nominees of six years
•Female representation of 11% on the Board with an average age of 59 years
•Annual Board and Committee evaluations
•Focus on Board’s risk oversight role
•Active Board oversight of the Company’s corporate governance
•Prohibition on short sales, transactions in derivatives and hedging of Company securities by directors, officers and employees
•Prohibition on pledging of Company securities by directors, officers and employees subject to a limited exception
Environmental, Social and Governance Matters
Our Board of Directors oversees management’s efforts on issues such as environmental sustainability, culture and human capital. We are committed to operating with responsibility and integrity while making a positive contribution to our industry and society. Our ESG initiatives address a broad set of stakeholders, including customers, employees, suppliers, business partners and governments. Among the ways in which we have demonstrated our commitment to ESG matters are the following, which are detailed elsewhere in this Proxy Statement under "Corporate Governance - Environmental, Social and Governance Matters":
•We are committed to minimizing adverse impacts to the environment, including reducing the amount of hazardous manufacturing-related waste.
•We are committed to improving our quality management system to provide our customers with an unparalleled experience and product.
•We are committed to fostering and promoting an inclusive and diverse company culture and providing employee training and development opportunities.

•We place the highest priority on the health and safety of our workforce.
•We follow and expect our suppliers and business partners to comply with human rights principles, and evaluate our source materials for conflict minerals.
•We maintain a whistleblower hotline providing for confidential reporting of any suspected violation of laws and our Code of Conduct.
Engagement with Stockholders
We recognize that stockholder engagement is fundamental to strengthening our corporate governance practices and we maintain direct and frequent engagement with our stockholders. We value the views of our stockholders and regularly seek their input to gain valuable insights into key business matters they care most about, including but not limited to capital allocation, corporate governance, risk management, environmental and social matters, sustainability and executive compensation. Feedback from these meetings and conversations is shared with our Board of Directors and used to inform the Board’s decisions. Our active investor relations efforts include regular and ongoing engagement with current and potential investors, financial analysts, and the media through conference calls, face-to-face investor meetings, correspondence, conferences, and other events. In the past, we held an Investor Day which included management presentations that provided an overview of our strategy and our growth opportunities, a tour of our manufacturing facility, and product demos. During fiscal year 2020, our senior management team met with shareholders at three conferences, nine roadshows, two investor dinners, and over numerous phone calls, representing approximately 77% of our outstanding institutional shares.

INFORMATION ABOUT THE ANNUAL MEETING
Q:    What items will be voted on at the Annual Meeting?
A:    The items of business scheduled to be voted on at the Annual Meeting are:
•the election to the Board of Directors of the three (3) nominees named in this Proxy Statement — Ivar S. Chhina, Michael J. Connolly and Mark W. Lanigan — to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);
•the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2021 (Proposal No. 2); and
•the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3).
We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.
Q:    How does the Board recommend I vote on these items?
A:    The Board of Directors recommends that you vote your shares:
•    FOR the election to the Board of Directors of each of the following three nominees: Ivar S. Chhina, Michael J. Connolly and Mark W. Lanigan (Proposal No. 1);
•FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2021 (Proposal No. 2); and
•FOR the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3).
Q:    How will voting on any other business be conducted?
A:    Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.
Q:    Who is entitled to vote at the Annual Meeting?
A:    The record date for the Annual Meeting is September 17, 2020. Stockholders of record of Malibu Boats’ Class A common stock and Class B common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.
Q:    What options are available to me to vote my shares?
A:    Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:
You may vote via the Internet.
(1)    If you received proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or

(2)    If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card (if you are a stockholder of record) or voting instruction form (if you hold your shares in street name), you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.
If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards or voting instruction forms with two separate control numbers, one each for Class A common stock and Class B common stock. You must follow the instructions on each separate proxy card or voting instruction form, one each for Class A common stock and Class B common stock, for all of your votes to be counted.
You may vote by mail.
If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope. If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards, one each for Class A common stock and Class B common stock. You must submit both cards, one each for Class A common stock and Class B common stock, for all of your votes to be counted. For instance, if you only submit the proxy card for your shares of Class A common stock, but not the proxy card for your shares of Class B common stock, we will not include your votes for your Class B common stock.
You may vote in person at the meeting.
All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.
Q:    What is the deadline for voting my shares?
A:    If you are a stockholder of record, your proxy must be received by the Internet by 11:59 p.m. Eastern time on November 2, 2020 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Malibu Boats before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:    Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:    Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
•    submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•    properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet or mail will be counted); or
•    attending the Annual Meeting and voting in person.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
Q:    How many shares are eligible to vote at the Annual Meeting?
A:    If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the record date. If you are a holder of our Class B common stock, then you are entitled to the number of votes at our Annual Meeting that is equal to the number of membership units in Malibu Boats Holdings, LLC (the “LLC Units”) held by you, regardless of the number of shares of Class B common stock held by you. All matters presented to our stockholders at the Annual Meeting will be voted on by the holders of our Class A common stock and Class B common stock voting together as a single class.
As of September 17, 2020, we had 20,630,438 shares of Class A common stock outstanding that will carry 20,630,438 votes and 13 shares of Class B common stock outstanding that will carry an aggregate of 702,869 votes (i.e., a number of votes that is equal to the aggregate number of outstanding LLC Units, other than LLC Units held by Malibu Boats, Inc.).
Q:    How is a quorum determined?
A:    A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See
“—What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?” below.
Q:    How will my shares be voted if I do not give specific voting instructions in the proxy or voting instruction form I submit?
A:     If you are a stockholder of record and you properly submit a proxy but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters but not on non-routine matters. See “—What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?” below.
Q:    What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?
A:    Election of Directors (Proposal No. 1). Once a quorum has been established, the affirmative vote of a plurality of all the votes cast on the matter at the Annual Meeting in person or by proxy will be required for the election of each director nominee, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. For purposes of Proposal No. 1 (election of directors), you may vote “FOR” any or all of the nominees or “WITHHOLD” your vote from any or all of the nominees. Shares voted WITHHOLD and broker non-votes will not be counted in determining the outcome of the director nominees’ election.
Other Items (Proposals No. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2021) and Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation) are advisory only and are not binding on us. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.
For purposes of Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2021) and Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation), you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the vote for the election of directors, the ratification of the appointment of KPMG or the approval of named executive officer compensation.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2021 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on Proposals No. 1 and 3 at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to Proposals No. 1 and 3 and therefore will not be counted in determining the outcome of those items.
Q:    Who will bear the costs of the solicitation of proxies?
A:    The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by Malibu Boats. We have retained D.F. King & Co., Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $5,500 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, certain officers, regular employees and directors of Malibu Boats, without receiving any additional compensation, may solicit proxies personally or by telephone. Malibu Boats will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our Class A common stock and Class B common stock and will reimburse them for their expenses in doing so.

Q:    Where can I find the voting results of the Annual Meeting?
A:    We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock and of LLC Units of our subsidiary, Malibu Boats Holdings, LLC, as of September 17, 2020 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Malibu Boats, Inc., (2) each of our directors and named executive officers and (3) all of our current directors and executive officers as a group.
The number of shares of our Class A common stock and of LLC Units outstanding and the percentage of beneficial ownership is based on 20,630,438 shares of our Class A common stock and 21,333,307 LLC Units outstanding as of September 17, 2020. Each holder of LLC Units holds one share of our Class B common stock. Each share of Class B common stock entitles the holder to one vote for each LLC Unit held by such holder. Accordingly, the holders of LLC Units collectively have a number of votes in Malibu Boats, Inc. that is equal to the aggregate number of LLC Units that they hold. Beneficial ownership reflected in the table below includes the total shares or units held by the individual and his or her affiliates. Beneficial ownership is determined in accordance with the rules of the SEC.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

	Class A Common Stock Beneficially Owned (1)		LLC Units Beneficially Owned (1)		Class B Common Stock Beneficially Owned	Combined Voting Power (2)
Name of Beneficial Owner	Number	%	Number	%	Number	%

5% Stockholders
BlackRock, Inc. (3)	1,852,289	9.0	—	—	—	8.7
Lord, Abbett & Co. LLC (4)	1,591,765	7.7	—	—	—	7.5
Renaissance Technologies LLC (5)	1,364,201	6.6	—	—	—	6.4
Macquarie Group Limited (6)	1,241,737	6.0	—	—	—	5.8
The Vanguard Group (7)	1,052,717	5.1	—	—	—	4.9
Malibu Boats, Inc. (8)	—	—	20,630,438	96.7	—	—
Directors and Named Executive Officers
Jack D. Springer (9)	241,987	1.2	52,735	*	1	1.4
Wayne R. Wilson (10)	95,921	*	29,352	*	1	*
Ritchie L. Anderson (11)	44,606	*	9,912	*	1	*
Deborah S. Kent (12)	2,814	*	—	*	—	*
William Paxson St. Clair, Jr. (13)	626	*	—	*	—	*
Michael K. Hooks (14)	41,835	*	12,500	*	1	*
James R. Buch (15)	23,223	*	—	—	—	*
Ivar S. Chhina (16)	23,223	*	—	—	—	*
Michael J. Connolly (17)	40,725	*	—	—	—	*
Mark W. Lanigan (18)	40,611	*	25,136	*	1	*
Joan M. Lewis (19)	2,870	*	—	—	—	*
Peter E. Murphy (20)	23,223	*	—	—	—	*
John E. Stokely (21)	23,223	*	—	—	—	*
Current Directors and Executive Officers as a group
(11 persons) (22)	601,447	2.9	129,635	*	5	3.4
___________
*    Less than 1.0%

(1)Subject to the terms of the exchange agreement, the LLC Units are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Exchange Agreement.” Beneficial ownership of LLC Units reflected in these tables has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged.
(2)Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock (which Class B common stock reflects each owner’s holdings of LLC Units). Represents percentage of voting power of the Class A common stock and Class B common stock of Malibu Boats, Inc. voting together as a single class.
(3)Based on a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, as of December 31, 2019, BlackRock has sole voting power over 1,750,049 shares and sole dispositive power over 1,852,289 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(4)Based on a Schedule 13G/A filed on February 14, 2020 by Lord, Abbett & Co. LLC (“Lord Abbett”). According to the Schedule 13G/A, as of December 31, 2019, Lord Abbett has sole voting power over 1,504,083 shares and sole dispositive power over 1,471,688 shares. The address of Lord Abbett is 90 Hudson Street, Jersey City, New Jersey 07302.
(5)Based on a Schedule 13G/A filed on February 13, 2020 by Renaissance Technologies LLC on behalf of itself and Renaissance Technologies Holdings Corporation. According to the Schedule 13G/A, as of December 31, 2019, both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each has sole voting power over 1,364,201 shares and sole dispositive power over 1,364,201 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.
(6)Based on a Schedule 13G/A filed on February 13, 2020 by Macquarie Group Limited on behalf of itself and Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Funds Management Austria Kapitalanlage AG. According to the Schedule 13G/A, as of December 31, 2019, Macquarie Investment Management Holdings Inc. has sole voting and dispositive power over 1,235,561 shares, Macquarie Investment Management Business Trust has sole voting and dispositive power over 1,235,561 shares and Macquarie Funds Management Austria Kapitalanlage AG has sole voting and dispositive power over 1,990 shares. Macquarie Group Limited and Macquarie Bank Limited are each deemed to beneficially own 1,241,737 shares due to their ownership of the entities above. The address of Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place, Sydney, New South Wales, Australia. The address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103. The address of Macquarie Investment Management Austria Kapitalanlage AG is L3, Kaerntner Strasse 28, Vienna C4 1010.
(7)Based on a Schedule 13G filed on February 11, 2020 by The Vanguard Group (“Vanguard”). According to the Schedule 13G, as of December 31, 2019, Vanguard had sole voting power over 42,986 shares, shared voting power over 1,790 shares, sole dispositive power over 1,010,587 shares and shared dispositive power over 42,130 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)Represents the number of LLC Units held by Malibu Boats, Inc. Malibu Boats, Inc. does not hold any Class B common stock.
(9)Includes (i) 66,482 shares of Class A common stock held directly by Mr. Springer, (ii) 5,062 shares of restricted stock vesting on November 4, 2020, (iii) 5,500 shares of restricted stock vesting in two equal annual installments beginning on November 6, 2020, (iv) 9,000 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2020, (v) 14,718 shares of restricted stock vesting in four equal annual installments beginning on November 6, 2020, (vi) options to purchase 48,500 shares of Class A common stock that are fully vested, (vii) options to purchase 2,500 shares of Class A common stock vesting on November 6, 2020 and (viii) 53,133 shares of restricted stock that vest subject to achievement of certain performance targets. Does not include (i) options to purchase 13,000 shares of Class A common stock vesting on June 29, 2021, (ii) options to purchase 12,500 shares of Class A common stock vesting in two equal annual installments beginning on August 22, 2021, (iii) options to purchase 2,500 shares of Class A common stock vesting on November 6, 2021 and (iv) options to purchase 5,000 shares of Class A common stock that vest subject to the achievement of certain performance targets. Includes 37,092 shares of Class A common stock and 52,735 LLC Units held directly by a limited liability company. Mr. Springer and his wife each own a 50% membership interest in, and Mr. Springer is the managing member of, the limited liability company.
(10)Includes (i) 29,401 shares of Class A common stock held directly by Mr. Wilson, (ii) 1,750 shares of restricted stock vesting on November 4, 2020, (iii) 2,750 shares of restricted stock vesting in two equal annual installments beginning on November 6, 2020, (iv) 4,500 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2020, (v) 6,833 shares of restricted stock vesting in four substantially equal installments beginning on November 6, 2020, (vi) options to purchase 24,250 shares of Class A common stock that are fully vested, (vii) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2020 and (viii) 25,187 shares of restricted stock that vest subject to the achievement of certain performance targets. Does not include (i) options to purchase 6,500 shares of Class A common stock vesting on June 29, 2021, (ii) options to purchase 6,250 shares of Class A common stock vesting in two equal annual installments beginning on August 22, 2021, (iii) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2021 and (iv) options to purchase 2,500 shares of Class A common stock that vest subject to the achievement of certain performance targets. Includes 29,352 LLC Units held directly by Mr. Wilson.
(11)Includes (i) 2,836 shares of Class A common stock held directly by Mr. Anderson, (ii) 1,250 shares of restricted stock vesting on November 4, 2020, (iii) 2,750 shares of restricted stock vesting in two equal annual installments beginning on November 6, 2020, (iv) 4,500 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2020, (v) 6,833 shares of restricted stock vesting in four substantially equal installments beginning on November 6, 2020, (vi) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2020 and (vii) 25,187 shares of restricted stock that vest subject to the achievement of certain performance targets. Does not include (i) options to purchase 6,500 shares of Class A common stock vesting on June 29, 2021, (ii) options to purchase 6,250 shares of Class A common stock vesting in two equal annual installments beginning on August 22, 2021, (iii) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2021 and (iv) options to purchase 2,500 shares of Class A common stock that vest subject to the achievement of certain performance targets. Includes 9,912 LLC Units held directly by Mr. Anderson.
(12)Includes (i) 863 shares of Class A common stock held directly by Ms. Kent, (ii) 725 restricted stock units vesting on November 4, 2020, (iii) 369 restricted stock units vesting on November 6, 2020, (iv) 331 restricted stock units vesting on November 6, 2020 and (v) 526 restricted stock units vesting on November 6, 2020. Does not include (i) 368 restricted stock units vesting on November 4, 2021, (ii) 662 restricted stock units vesting in two equal annual installments beginning on November 6, 2021 and (iii) 1,051 restricted stock units vesting in two substantially equal annual installments beginning on November 6, 2021. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock. Ms. Kent is a named executive officer for the fiscal year ended June 30, 2020.
(13)Includes (i) 313 shares of Class A common stock held directly by Mr. St. Clair and (ii) 313 restricted stock units vesting on November 6, 2020. Does not include 624 restricted stock units vesting in two equal annual installments beginning on November 6, 2021. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock. Mr. St. Clair is a named executive officer for the fiscal year ended June 30, 2020 but resigned as President of Cobalt Boats, LLC and as a director effective as of July 6, 2019 and transitioned to the role of Corporation Liaison - Sales and External Relationships for Cobalt Boats.
(14)Includes 41,835 stock units and 12,500 LLC Units held directly by Mr. Hooks. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Hooks’ separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(15)Includes 23,223 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Buch’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(16)Includes 23,223 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Chhina’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(17)Includes 40,725 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Connolly’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(18)Includes 40,611 stock units and 25,136 LLC Units held directly by Mr. Lanigan. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Lanigan’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(19)Includes 2,870 shares of Class A common stock held directly by Ms. Lewis.
(20)Includes 23,223 stock units held directly by Mr. Murphy. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Murphy’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(21)Includes 23,223 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Stokely’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.
(22)Includes 65,446 shares of restricted stock with time-based vesting requirements and 103,507 shares of restricted stock that vest subject to the achievement of certain performance targets. Also includes (i) 101,589 shares of Class A common stock, (ii) 216,063 vested stock units, (iii) vested options to purchase 72,750 shares of Class A Common Stock and (vi) options to purchase 5,000 shares of Class A common stock vesting on November 6, 2020. Does not include (i) options to purchase 26,000 shares of Class A common stock vesting on June 29, 2021, (ii) options to purchase 25,000 shares of Class A common stock vesting in two equal annual installments beginning on August 22, 2021, (iii) options to purchase 5,000 shares of Class A common stock vesting on November 6, 2021 and (iv) options to purchase 10,000 shares of Class A common stock that vest subject to the achievement of certain performance targets. The vested stock units are payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of the director’s separation from service (as defined in our director compensation policy) or the occurrence of a change in control under our Long-Term Incentive Plan. Also includes 37,092 shares of Class A common stock held directly by a limited liability company of which Mr. Springer and his wife each own a 50% membership interest in, and Mr. Springer is the managing member of, the limited liability company.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors of the Company
Our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are currently divided among the three classes as follows:
•    The Class I directors are Messrs. Chhina, Connolly and Lanigan, and their terms will expire at the Annual Meeting;
•    The Class II directors are Mr. Buch, Mr. Murphy and Ms. Lewis, and their terms will expire at the annual meeting of stockholders to be held in 2021; and;
•    The Class III directors are Messrs. Hooks, Springer, and Stokely, and their terms will expire at the annual meeting of stockholders to be held in 2022.
The following sets forth certain information about our directors as of September 17, 2020:

Name	Age	Principal Position
Jack D. Springer	59	Chief Executive Officer and Director
Michael K. Hooks	58	Chairman of the Board and Director
James R. Buch	66	Director
Ivar S. Chhina	57	Director
Michael J. Connolly	54	Director
Mark W. Lanigan	60	Director
Joan M. Lewis	54	Director
Peter E. Murphy	57	Director
John E. Stokely	67	Director
Jack D. Springer, Chief Executive Officer and Director. Mr. Springer was our interim Chief Executive Officer beginning in May 2009 and became our Chief Executive Officer in February 2010. He has been a member of our Board of Directors since our IPO in February 2014. Mr. Springer was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. From June 2003 to February 2010, Mr. Springer was a partner and managing director with Qorval, LLC, a private consultancy that provides strategic leadership and executive management across various industries. As a result of his role with Qorval, Mr. Springer has served as Chief Executive Officer at Diamondback Tactical LLP, a manufacturer of tactical armor systems for federal, state and local law enforcement agencies and defense contractors, as Chief Restructuring Officer of American Plastics, Inc., a thermoform plastics manufacturer for the restaurant and hospitality industry and as interim Chief Executive Officer of Allen White Inc., a furniture manufacturer and wholesaler. While at Qorval, Mr. Springer was also Chief Integration Officer at Nautic Global Group from 2004 to 2007, during which time he was responsible for the integration of two boat manufacturers. Mr. Springer received a B.A. in Accountancy from the University of Texas of the Permian Basin. Based on his perspective and experience as our Chief Executive Officer, as well as his depth of experience in the boat manufacturing industry and as a chief executive, we believe that Mr. Springer is qualified to serve on our Board of Directors.
Michael K. Hooks, Chairman of the Board and Director. Mr. Hooks has been a member of our Board of Directors since our IPO in February 2014. Mr. Hooks was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. He is a co-founder and has been managing partner of Westhook Capital LLC since 2017, and he is a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Previously, Mr. Hooks was a co-head of the Los Angeles office of Credit Suisse First Boston and a managing director in the Los Angeles office of Donaldson, Lufkin & Jenrette. He also serves on the board of directors of Metco Landscape Holdings, LLC, a private company. He previously served on the boards of directors of JDC Healthcare Management, Saunders & Associates, TASI Holdings, Virgin America, Logan’s Roadhouse and Switchcraft, as well as the Supervisory Board of Pfeiffer Vacuum Technology, at the time a public company listed on the New York Stock Exchange. Mr. Hooks received a degree in Economics from Princeton University and an M.B.A. with distinction from the Wharton School of Business. Based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his initial tenure as a board member of the LLC, we believe Mr. Hooks is qualified to serve on our Board of Directors.
James R. Buch, Director. Mr. Buch became a member of our Board of Directors in 2014 in connection with the IPO. Now retired, he held the position of chief executive officer of UMA Enterprises, Inc., which is a private company and one of the largest distributors of home decor products in North America, from May 2017 through September 2019. From 2012 to 2016, he served as president and chief executive officer of Lynx Grills, a manufacturer of grills and outdoor kitchen products for residential consumers. In 2011 and 2012, Mr. Buch was interim president and chief executive officer of Sunbrite TV, a manufacturer of high-definition televisions, and he was a consultant and operating advisor to various private equity and investment firms from 2008 to 2010, assisting businesses on multiple fronts, including growth strategies, restructuring and business model assessment. Mr. Buch has also served and continues to serve on board and advisory councils for a number of private and nonprofit organizations. He received a bachelor’s degree and an M.B.A. from California State University-Fullerton. Based on his extensive leadership and advisory experience with manufacturers of consumer products, we believe Mr. Buch is qualified to serve on our Board.
Ivar S. Chhina, Director. Mr. Chhina became a member of our Board of Directors in 2014 in connection with the IPO. Now retired, from 2009 to 2011, he served as the chief financial officer and executive vice president for Recreational Equipment, Inc. (REI), a national retailer of outdoor recreational equipment and apparel, and previously served on its board from 2006 to 2009, where he was chair of its audit and finance committee as well as board vice chair. From 2001 to 2007, Mr. Chhina was chairman and chief executive officer, and previously chief operating officer and chief restructuring officer of Interdent, Inc., a health care services company. From 1991 to 2001, Mr. Chhina held senior executive, finance and operational roles with several portfolio companies of Mehta & Company, a private equity firm for which he was an operating partner and is currently a venture partner. Mr. Chhina also currently serves on the boards of Northwestern Management Services LLC, PPV Holding Company LLC, Troy Lee Designs Inc., and Lone Peak Holdings LLC, all of which are private companies. Previously, he held executive positions and/or board directorships with several companies, including as interim chief executive officer, and later as a director/advisor to the managing member of JDC Management LLC, on the board of directors of Stat Health Holding LLC, DDP DMO Superholdings LLC, and Dimensional Dental Management LLC; and has served on and chaired boards and committees of charitable and educational entities, including as a board director and member of the audit and finance committee of the Pacific Science Center, as a director and chair of the finance committee of the Washington chapter of The Nature Conservancy, and as a director, board chair and finance chair of Fort Mason Center. Mr. Chhina received an M.A. in international policy studies from the Middlebury College Monterey Institute and a dual B.A. in economics and political science from the University of Nevada-Reno. We believe Mr. Chhina is qualified to serve on our Board of Directors based on his financial expertise, knowledge of the recreational products industry and extensive experience advising, operating and directing businesses across multiple industries.
Michael J. Connolly, Director. Mr. Connolly became a member of our Board of Directors in 2014 in connection with the IPO. He is a founding partner of Breakaway Capital Management, LLC, a private investment fund manager which provides debt and structured equity capital to lower middle market companies. In addition, Mr. Connolly is chief executive officer and sole director of Motorini, Inc., which operates a motorcycle dealership and service provider. From 2007 to 2013, he was a partner with Leonard Green & Partners, LP., a private equity firm. Previously, Mr. Connolly was an investment banker at UBS Securities, LLC, where he served as managing director and co-head of UBS’s Los Angeles investment banking office, and a senior vice president at Donaldson, Lufkin & Jenrette. From 2010 through May 2017, he was on the board of Cascade Bancorp (Nasdaq: CACB), where he was the chairman of the board loan committee and member of the compensation and audit committees. From 2011 through 2016, he was on the board of FP Holdings, LP, a private company and the parent company of the Palms

Casino Resort. He is a member of the emeritus board of the Los Angeles Regional Food Bank. He received a bachelor’s degree from the University of California-Berkeley. Based on his extensive experience as an investment banker advising companies on their strategic alternatives and his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, we believe Mr. Connolly is qualified to serve on our Board of Directors.
Mark W. Lanigan, Director. Mr. Lanigan has been a member of our Board of Directors since our IPO in February 2014. Mr. Lanigan was a director of the LLC from May 2009 until our recapitalization in connection with the IPO in February 2014. He was a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Mr. Lanigan has also been a consultant with Tailwind Capital, a private equity firm, since 2015. Mr. Lanigan was formerly a co-head of the Los Angeles office and a member of the Investment Banking Executive Board of Credit Suisse First Boston and head of the Los Angeles office of Donaldson, Lufkin & Jenrette. He also serves on the boards of directors of LRW Holdings, LLC and Lone Peak Holdings, LLC, which are all private companies, and he previously served on the boards of directors of Benevis Holdings, LLC, Abode Healthcare, Inc., JDC Healthcare Management, Virgin America, Archway Marketing Services, TASI Holdings, Inc. and Saunders & Associates. Mr. Lanigan graduated summa cum laude, Phi Beta Kappa with a degree in Economics from Colgate University and received a J.D. degree from Harvard Law School and an M.B.A. from Harvard Business School. We believe Mr. Lanigan is qualified to serve on our Board of Directors based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his initial tenure as a board member of the LLC.
Joan M. Lewis, Director. Ms. Lewis became a member of our Board of Directors in July 2019. Ms. Lewis serves on the boards of several private companies and is an independent consultant to product/service companies and fast-growing technology start-ups. Previously, she was Senior Vice President and Officer, Consumer & Market Knowledge of The Procter & Gamble Company, a consumer packaged goods company, from 2008 through December 2014. Prior to that, she held a number of other leadership positions with Procter & Gamble Consumer & Market Knowledge, including Vice President, Global Operations and Director, North America. Ms. Lewis previously served as Board Chair of comScore, Inc. in 2016 and as a member of the Audit Committee and Chair of the Technology and Innovation Committee of comScore, Inc. from 2015 to 2016. Ms. Lewis has also previously served on the Singapore Industry Advisory Board for Consumer Insights, the Advertising Research Foundation Board of Directors, and the Business Advisory Council for the Farmer School of Business at Miami University. She holds a B.S. from Miami University. We believe Ms. Lewis is qualified to serve on our Board of Directors based on her experience working as a consultant to product/service companies, her background in consumer and market knowledge, her history as an executive at a global company and her prior service as a director of a public company.
Peter E. Murphy, Director. Mr. Murphy became a member of our Board of Directors in February 2014 in connection with the IPO. He is the founder and chief executive officer of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology and branded consumer businesses. From 2009 to 2011, he served as president of strategy & development of Caesars Entertainment, where he was responsible for corporate strategy and growth, mergers and acquisitions, corporate development and real estate development around the world. From 2007 to 2008, Mr. Murphy served as an operating partner at Apollo Global Management and, prior to that, he spent 18 years in senior executive roles with The Walt Disney Company, including chief strategic officer of Disney and chief financial officer of ABC, Inc. Until 2019, Mr. Murphy served as a board member and chairman of the audit committee of Tribune Media (NYSE: TRCO), and is a board advisor to DECA TV. He has previously served as chairman of the board of Revel Entertainment and on the boards of The Stars Group, Inc., Dial Global and Fisher Communications. Mr. Murphy received an M.B.A. from the Wharton School of Business and a bachelor’s degree, magna cum laude and Phi Beta Kappa, from Dartmouth College. We believe Mr. Murphy is qualified to serve on our Board because of his long history as an executive and director of national and international companies and experience facilitating international growth and strategy.
John E. Stokely, Director. Mr. Stokely became a member of our Board of Directors in February 2014 in connection with the IPO. He has been the lead independent director of Pool Corporation (Nasdaq: POOL) since 2000 and has been its chairman of the board since May 2017. Mr. Stokely is also a member of the audit committee and chair of the governance committee of Pool Corporation. In addition, Mr. Stokely was president, chief executive officer and chair of the board of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor, and he served as president of JES, Inc., an investment and consulting firm. Previously, he also served on the boards and committees of a number of other publicly traded companies, including ACI Worldwide, Inc., AMF Bowling, Imperial Sugar Company (which was previously a publicly traded company), O’Charley’s Inc., Performance Food Group and Nash-Finch Company. Mr. Stokely received a bachelor’s degree from the University of Tennessee. We believe Mr. Stokely is qualified to serve on our Board because of his extensive experience as a director of publicly-traded companies engaged in a variety of industries, strategic insights, distribution experience and senior leadership experience.
Executive Officers of the Company
The following sets forth certain information about our executive officers as of September 17, 2020:

Name	Age	Principal Position
Jack D. Springer	59	Chief Executive Officer and Director
Wayne R. Wilson	40	Chief Financial Officer
Ritchie L. Anderson	55	Chief Operating Officer
Please see “—Directors of the Company” above for the biographical information for Jack D. Springer. The biographical information for our other executive officers is set forth below.
Wayne R. Wilson, Chief Financial Officer. Mr. Wilson has served as our Chief Financial Officer since November 2009. From September 2008 to November 2009, Mr. Wilson served on the LLC’s executive board. Prior to joining Malibu Boats, Mr. Wilson was a vice president of Black Canyon Capital LLC where he was employed since its founding in 2004. While at Black Canyon Capital, he was responsible for due diligence and execution of numerous acquisitions and financings. Prior to joining Black Canyon Capital, Mr. Wilson was an investment banker at Credit Suisse First Boston, where he gained experience advising and financing companies across a range of industries. Mr. Wilson received a B.A. in Business Economics from the University of California, Los Angeles.
Ritchie L. Anderson, Chief Operating Officer. Mr. Anderson has served as our Chief Operating Officer since September 2013 and joined Malibu Boats in July 2011 as our Vice President of Operations. Prior to joining Malibu Boats, Mr. Anderson was Vice President of Operations at MasterCraft Boat Company, where he spent 28 years in production management. While at MasterCraft, he held various roles in operations that included management responsibility for manufacturing, supply chain, quality, customer service, environmental and safety. Mr. Anderson has over 30 years of experience in the boat manufacturing industry.
There are no family relationships between or among any of our executive officers or directors.
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of reports filed electronically with the SEC during the fiscal year ended June 30, 2020, including any amendments thereto, and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during the fiscal year ended June 30, 2020 were timely filed.

CORPORATE GOVERNANCE
Corporate Governance Principles
The Board of Directors has adopted Corporate Governance Principles, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Principles direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Principles is posted in the Investors — Corporate Governance section of our website at www.malibuboats.com.
Director Independence
Under the listing requirements and rules of the Nasdaq Stock Market, LLC (“Nasdaq”), independent directors must compose a majority of our Board of Directors. Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Applicable Nasdaq rules also require that each member of our Compensation Committee must be independent within the meaning of applicable Nasdaq rules. Applicable Nasdaq rules also require that director nominees must be selected, or recommended for selection by our Board of Directors, either by (1) a nominating committee comprised solely of independent directors or (2) independent directors constituting a majority of our independent directors in a vote in which only independent directors participate.
The Board of Directors has reviewed the independence of our directors, based on the corporate governance standards of Nasdaq. Based on this review, the Board of Directors determined that each of Messrs. Buch, Chhina, Connolly, Hooks, Lanigan, Murphy and Stokely and Ms. Lewis is an “independent director” under the applicable Nasdaq rules (the “Independent Directors”). In making this determination, our Board of Directors considered the relationships that each of these non-employee directors has with Malibu Boats and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our Independent Directors will meet in regularly scheduled executive sessions at which only Independent Directors are present.
Board Committees
Our Board of Directors has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee — each of which operates under a written charter adopted by our Board of Directors, which is available in the Investors —Corporate Governance section of our website at www.malibuboats.com. Our Board of Directors may establish additional committees from time to time, in accordance with our Bylaws.
The following table summarizes the composition of the standing committees of the Board of Directors and the responsibilities of each committee is described below.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
James R. Buch	*	*		*
Ivar S. Chhina	*	(1)		*
Michael J. Connolly	*		*	(1)
Michael K. Hooks	*			*
Mark W. Lanigan	*		(1)	*
Joan M. Lewis	*		*	*
Peter E. Murphy	*		*	*
Jack D. Springer
John E. Stokely	*	*		*
(1) The indicated person serves as the chairperson of the committee.
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the Nasdaq rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 of the Exchange Act, and satisfies the additional financial literacy requirements of the Nasdaq rules. The Board of Directors has designated one member of the Audit Committee, Mr. Chhina as an “audit committee financial expert” as defined by SEC rules. Among other matters, the Audit Committee:
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•reviews our critical accounting policies and estimates;
•reviews and provides oversight over information technology and cybersecurity risk policies and procedures;
•reviews and approves related party transactions; and
•annually reviews the Audit Committee charter and the committee’s performance.
The Audit Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.
Compensation Committee
The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the Nasdaq rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with Malibu Boats that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executive officers, including salaries, bonuses, perquisites and awards of equity-based compensation, approves all employment, severance and similar agreements for executive officers, makes recommendations to the Board of Directors with respect to our stock-based benefit plans, administers our stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and either approves or makes recommendations to the independent members of the Board of Directors regarding compensation of these officers based on such evaluations. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that satisfies the applicable standards of Nasdaq.
Our Compensation Committee (or the independent members of the Board of Directors based on the recommendation of the Compensation Committee) is responsible for making the final decisions on compensation for our Chief Executive Officer and other executive officers. However, the Compensation Committee takes into account recommendations of our Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, our executive officers do not have any role in determining the form or amount of compensation paid to our executive officers. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, and may also delegate the authority to make compensation decisions (including the ability to grant stock awards) with respect to non-executive employees of the Company to the Chief Executive Officer. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee or the Chief Executive Officer.
Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation for our executive officers and other employees. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, during fiscal year 2020, the Compensation Committee retained Exequity LLP (“Exequity”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation programs and the amounts payable thereunder. During fiscal year 2020, the Compensation Committee engaged Exequity to help the Compensation Committee review a representative group of peer companies, and also to perform an independent review of our executive compensation programs to provide a competitive reference on pay levels for our executives relative to our peer group of companies. This independent review by Exequity was considered by the Compensation Committee when establishing the amounts of compensation paid to our executive officers during fiscal year 2020. The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work, and pursuant to SEC rules, does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by the Compensation Committee.
Nominating and Governance Committee
The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the Nasdaq rules. Among other matters, the Nominating and Governance Committee:
•assists our Board of Directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to our Board of Directors;
•recommends members for each committee of our Board of Directors;
•oversees the evaluation of our Board of Directors and its committees; and
•reviews developments in corporate governance matters and develops appropriate recommendations for the Board of Directors.
The Nominating and Governance Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.

Meetings and Attendance
During the fiscal year ended June 30, 2020, there were eleven meetings of the Board of Directors, four meetings of the Audit Committee, three meetings of the Compensation Committee and four meetings of the Nominating and Governance Committee. Each of our directors who served on our Board of Directors during the fiscal year ended June 30, 2020 attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which the director served during fiscal year 2020. In addition, the Independent Directors meet regularly in executive session without the presence of management.
Our Board of Directors expects each director to attend the annual meeting of stockholders. All directors attended our annual meeting of stockholders during the fiscal year ended June 30, 2020.
Annual Board Evaluation
Pursuant to our Corporate Governance Principles, the Nominating and Governance Committee shall lead an annual evaluation of the Board, and each committee shall lead an annual self-evaluation. The evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the relevant directors stand for re-nomination.
In fiscal year 2020, the Board completed an evaluation process focusing on the experience, qualifications, attributes and skills of each individual director, the effectiveness of the performance of the Board as a whole and each of the Board’s committees.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having a non-employee director serve as Chairman is in the best interests of the Company’s stockholders at this time. This structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. The Company also believes that having a non-employee director serve as Chairman of the Board ensures a greater role for the non-employee directors in the oversight of the Company and active participation of the non-employee directors in setting agendas and establishing Board priorities and procedures.
Risk Oversight
Our Board believes that effective risk management involves our entire corporate governance framework. Both management and our Board have key responsibilities in managing risk throughout the Company, as shown below. Oversight of risks inherent in their respective areas of oversight are delegated to the various Board committees. At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Board Responsibilities
•Overall oversight concerning the assessment and management of risk related to our business
•Decision-making for fundamental financial and business strategies and major corporate activities, including material acquisitions and financings
•Oversight of management and Board committees
•Receives regular reports from Board committees on specific risk oversight responsibilities
•Receives regular reports from management regarding business operations and strategic planning, financing planning and budgeting and regulatory matters

Audit Committee	Compensation Committee	Nominating and Governance Committee
•Oversight of accounting and financial reporting processes and audits of financial statements
•Oversight of financial risk management policies and controls
•Oversight of quality and integrity of the accounting, auditing, internal control and financial reporting practices
•Responsible for the appointment, compensation, retention and oversight of independent registered public accounting firm
•Oversight of the internal audit function
•Oversight of information technology and cybersecurity risk policies
•Oversight of compensation plans, policies and programs and overall philosophy including confirming that incentive pay arrangements do not encourage unnecessary risk taking
•Identifies, evaluates and provides recommendations regarding Board and Committee composition
•Oversight of evaluation of the Board and Committees
•Advises Board on corporate governance matters and Board performance matters

Management Responsibilities
•Identify material risks facing us
•Implement appropriate risk management strategies
•Integrate risk management into our decision making process
•Ensure that information with respect to material risks is transmitted to the Board or the appropriate Board committee

Risk Areas
•Strategic •Reputational •Financial •Operational •Legal, regulatory and compliance		•Financial reporting and internal control •Information systems and cybersecurity •Human capital management •ESG/sustainability

Policy on Hedging and Pledging
We recognize that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. We have incorporated prohibitions on various hedging activities within our stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit:
•all short sales of the Company’s securities and any transactions in puts, calls or other derivative securities, on an exchange or in any other organized markets;
•purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities; and
•holding the Company’s securities in a margin account or pledging securities of the Company as collateral for a loan, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of our Chief Financial Officer that such person has the financial capacity to repay the loan without resort to the pledged securities.
Director Nomination Process
Identifying and Evaluating Director Nominee Candidates
A class of directors is elected each year by the Company’s stockholders at the annual meeting of the stockholders. The Nominating and Governance Committee will review the qualifications of prospective candidates to determine whether they will make good candidates for membership on the Board. As set forth in the Corporate Governance Principles, in considering candidates for membership on the Board, the Nominating and Governance Committee will consider the prospective candidate’s character, judgment, experience, expertise, age, diversity, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Governance Committee may deem relevant in light of the needs of the Board and the Company and that are in the best interests of the Company. Such factors include relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board duties, financial expertise, experience with a company in the powerboat or recreational products industry and whether the prospective candidate is a director-selected prospective candidate or a stockholder-recommended prospective candidate. In addition, the Nominating and Governance Committee will consider the diversity of a prospective candidate while identifying nominees for director. The Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences.
Stockholder Recommendations
The Nominating and Governance Committee will consider written nominations from stockholders of the Company for director nominees. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources although as described above, one of the factors that the Nominating and Governance Committee considers is the source of the recommendation. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, together with the following information: (i) all information relating to such proposed candidate that would be required to be disclosed in a proxy statement; (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and the proposed nominee; (iii) a completed and signed questionnaire regarding the background and qualifications of the proposed candidate to serve as a director; and (iv) all the information about the stockholder and the candidate that would be required pursuant to Article 2, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors.

The Nominating and Governance Committee may request additional information concerning the director candidate to determine the eligibility or qualifications of the director candidate to serve as a member of our Board of Directors.
Code of Business Conduct and Code of Ethics
Our Board of Directors has adopted a Code of Business Conduct applicable to our employees, directors and officers and a Code of Ethics. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The codes are available on our website at www.malibuboats.com. To the extent required by rules adopted by the SEC or Nasdaq, we intend to promptly disclose future amendments to certain provisions of the codes, or waivers of such provisions granted to executive officers and directors on our website at www.malibuboats.com.
Stockholder Communications with the Board
Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, by writing to: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, Attention: Chief Financial Officer. Stockholders should indicate prominently on the outside of any envelope that the communication is intended for (i) the Board, (ii) the Chair of the Board, (iii) a specific committee of the Board, (iv) the non- management directors or (v) any other director or subset of directors of the Board. The Chief Financial Officer will review all correspondence submitted and regularly forward, to the appropriate director or directors, copies of all communications, that in the opinion of the Chief Financial Officer, deal with the functions of or otherwise require the attention of individual directors, the Board or committees or subsets thereof. Unless, in the opinion of the Chief Financial Officer, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board, the Chair of the appropriate committee or the director who presides during non-management executive sessions.
Engagement with Stockholders
We recognize that stockholder engagement is fundamental to strengthening our corporate governance practices and we maintain direct and frequent engagement with our stockholders. We value the views of our stakeholders and regularly seek their input to gain valuable insights into key business matters they care most about, including but not limited to capital allocation, corporate governance, risk management, environmental and social matters, sustainability and executive compensation. Feedback from these meetings and conversations is shared with our Board of Directors and used to inform the Board’s decisions. Our active investor relations efforts include regular and ongoing engagement with current and potential investors, financial analysts, and the media through conference calls, face-to-face investor meetings, correspondence, conferences, and other events. In the past, we held an Investor Day which included management presentations that provided an overview of our strategy and our growth opportunities, a tour of our manufacturing facility, and product demos. During fiscal year 2020, our senior management team met with shareholders at three conferences, nine roadshows, two investor dinners, and over numerous phone calls, representing approximately 77% of our outstanding institutional shares.
Environmental, Social and Governance Matters
Our Board of Directors oversees management’s efforts on issues such as environmental sustainability, culture and human capital. We are committed to operating with responsibility and integrity while making a positive contribution to our industry and society. Our ESG initiatives address a broad set of stakeholders, including customers, employees, suppliers, business partners and governments. Among the ways in which we have demonstrated our commitment to ESG matters are the following, as discussed in more detail below:
•We are committed to minimizing adverse impacts to the environment, including reducing the amount of hazardous manufacturing-related waste.
•We are committed to improving our quality management system to provide our customers with an unparalleled experience and product.

•We are committed to fostering and promoting an inclusive and diverse company culture and providing employee training and development opportunities.
•We place the highest priority on the health and safety of our workforce.
•We follow and expect our suppliers and business partners to comply with human rights principles, and evaluate our source materials for conflict minerals.
•We maintain a whistleblower hotline providing for confidential reporting of any suspected violation of laws and our Code of Conduct.
Environmental
One of our key environmental goals is to conduct our operations in an environmentally responsible manner. We are committed to reducing any negative environmental impact of our company by working together with the government and our suppliers, partners and customers to develop policies and practices that will ensure a healthy environment for present and future generations, including reducing the amount and toxicity of manufacturing-related waste and carefully sourcing materials to minimize the environmental impact.
We have a waste management plan in place that evaluates our technologies, procedures, and personnel training programs to minimize the quantity of hazardous waste generated as much as practicable. When we created this plan in 2018, we laid out a goal to reduce hazardous waste by 5% and we believe we are on track to achieve this. We will continue to focus on improving our efficiency and taking extra steps to reduce our carbon footprint, energy use, water use, wastes, and other emissions to protect the communities and environments that surround us.
Corporate Responsibility, Culture and Human Capital
Commitment to our customers. We are committed to exceeding our customers’ needs and expectations. We are customer-focused, performance minded and improvement driven, which has led to the Malibu Monsoon engine achieving the International Organization for Standardization’s (ISO) global certifications for quality (9001:2015). We continually work on our internal processes to maximize their effectiveness and efficiency, employ risk-based thinking throughout the organization to address potential risks and opportunities, and work towards the continuous improvement of our quality management system to ensure we provide our customers with an unparalleled experience and product.
Commitment to our employees.
Company Culture. We are committed to creating a company culture that promotes inclusivity, acceptance, equality and diversity. Our Board of Directors oversees management’s efforts on issues related to human capital management, including employee training and development, culture, compensation, benefits, employee recruiting and retention, and diversity and inclusion. We have policies in place in our Code of Conduct with respect to anti-discrimination and provide our employees with access to an anonymous whistleblower hotline for any reporting concerns. We also have a separate policy with respect to anti-harassment for the protection of our employees.
Health and Safety. The health and safety of our employees remains our top priority. When the COVID-19 pandemic swept the country in late March and we voluntarily suspended production at our manufacturing facilities for four to six weeks, we did not lay off one employee. During the shutdown period, we continued to pay our employees for the first two weeks and maintained their regular benefits package, including health insurance, throughout the entire duration of the shutdown.
We recognize that our most valuable resource is our employees. We are committed to protecting all company personnel from occupational hazards whether they are laborers or working in the office environment. The success of our business depends, in part, upon the prevention of accidents, the reduction and/or prevention of occupational injuries and illnesses, and compliance with established safety and health policies and requirements. The safety and health program is made up of company policies and requirements in order to assist in the protection of company personnel. All employees are required to follow the contents of this program and all applicable federal and state occupational safety and health (OSHA) regulations. The general requirements of this program are applicable to all company personnel. Dependent upon job tasks, some personnel will be required to have OSHA training and/or documentation to satisfy job requirements. Workplace safety is a fundamental organizational wide value and we are committed to running an efficient program. As of the date of this Proxy Statement, we have not had a “Lost Time Accident” and have had four million manhours without an accident. We remain focused on building a safer workplace for our employees and will continue to work toward an injury free workplace through the implementation of training and other industry-leading safety initiatives.
Compliance and Ethics
Human Rights. We respect the human rights of our employees across all of our operations and supply chain. We follow and expect our suppliers and business partners to comply with human rights principles, including laws that prohibit slavery, forced labor, child labor, human trafficking, harassment, and unlawful discrimination, amongst others. We have processes in place, as well as an established Code of Conduct that address the expected behavior of our employees and partners, to promote safe working conditions and individual security to reduce the risk that we become complicit in any human rights violations.
Conflict Minerals Policy. We have a responsibility as a company to respect human rights throughout our operations and value chains and we are committed to sourcing materials from companies that share our values around human rights, ethics and environmental responsibility. We endeavor to work with our suppliers to increase transparency regarding the origin of minerals contained in our products by requiring suppliers to comply with our supplier code of conduct, which includes requirements relating to conflict minerals and responsible sourcing. We and all of our operating divisions and business units support the humanitarian goal of ending the violence and human rights violations in the Democratic Republic of Congo (“DRC”), which is widely believed to be financed with the exploitation and trade of conflict minerals.
We will continue to carry out a reasonable country of origin inquiry and will perform supply chain due diligence on our suppliers that provide products to be used in our manufacturing process to identify whether any of the products supplied to us contain conflict minerals sourced from the DRC. On an annual basis, each of our affected suppliers is required to provide a completed Conflict Minerals Reporting Template (CMRT) to communicate conflict minerals data (including smelter data). We ask our suppliers to cooperate with us in our efforts toward procurement of non-conflict minerals. Our Conflict Minerals Policy can be accessed on the Investors — Corporate Governance section of our website at www.malibuboats.com.
Whistleblower Hotline. Our Code of Conduct provides guidance to all our directors, officers and employees and assists us in conducting our activities within appropriate ethical and legal standards. Our Board of Directors and Audit Committee oversee our compliance program. We foster a free and open atmosphere that allows and encourages directors, officers, employees and agents and others to express work-related concerns about ethical issues and/or to report violations or suspected violations of laws, regulations and our policies. We have established an anonymous employee hotline, which is monitored by our Chief Financial Officer. Directors, officers and employees are not only encouraged, but are required, to report any violations of law or of our Code of Conduct to his or her supervisor or to the Chief Financial Officer, as appropriate. The Audit Committee of our Board of Directors receives timely periodic reports regarding any material violations of our Code of Conduct. We will not tolerate retaliation for reports made in good faith.

DIRECTOR COMPENSATION
The following table sets forth certain information concerning the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the fiscal year ended June 30, 2020. The compensation paid to Mr. Springer, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below. Mr. Springer is not entitled to receive additional compensation for his service as a director. Mr. St. Clair was a director for part of the fiscal year ended June 30, 2020 until he resigned as President, Cobalt Boats, LLC and as a director on July 6, 2019 and transitioned to the role of Corporation Liaison - Sales and External Relationships for Cobalt Boats, LLC. The compensation paid to Mr. St. Clair is also presented in the Summary Compensation Table and the related tables included below. Mr. St. Clair did not receive any additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)		Stock Awards ($)(c)(2)(3)	Total ($)(h)
Michael K. Hooks	85,000	(4)	74,993	159,993
James R. Buch	65,000		74,993	139,993
Ivar S. Chhina	80,000		74,993	154,993
Michael J. Connolly	70,000	(4)	74,993	144,993
Mark W. Lanigan (5)	74,740	(4)	74,993	149,733
Joan M Lewis (6)	62,329		74,993	137,322
Peter E. Murphy	70,260		74,993	145,253
John E. Stokely	65,000		74,993	139,993

(1)	Amounts reported reflect the cash retainers paid to each Non-Employee Director for fiscal year 2020, except as noted in footnote (4).
(2)	Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors on November 6, 2019. The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the $33.72 closing price of a share of our Class A common stock on grant date.
(3)	As of June 30, 2020, no Non-Employee Director held any unvested stock units or unvested shares of Class A common stock.
(4)	Messrs. Hooks, Connolly and Lanigan each elected to receive all of their annual retainers and any additional retainers in the form of stock units instead of cash. Accordingly, Messrs. Hooks, Connolly and Lanigan each received 2,355, 1,939 and 2,058 fully vested stock units for service rendered during fiscal 2020. Stock units are contractual rights to receive shares of Class A common stock in the future, but are not actual shares of Class A common stock. However, the retainers that each of these Non-Employee Directors elected to receive in units or shares are reported as though they had been paid in cash and not converted to units or shares.
(5)	Mr. Lanigan became the chair of the Compensation Committee effective November 6, 2019.
(6)	Ms. Lewis was appointed to our Board of Directors on July 16, 2019.
Our current Directors’ Compensation Policy was adopted effective November 2, 2017 and applies to the Non-Employee Directors. Under our Directors’ Compensation Policy, each Non-Employee Director is entitled to receive an annual retainer of $65,000, payable in four equal quarterly installments. Any Non-Employee Director serving as the Chairperson of the Board of Directors is entitled to receive an additional $20,000 annual retainer, payable in four equal quarterly installments. Any Non-Employee Director serving as chair of our Compensation Committee or Audit Committee is entitled to receive an additional $15,000 annual retainer, while any Non-Employee Director serving as chair of our Nominating and Governance Committee is entitled to receive an additional $5,000 annual retainer, each payable in four equal quarterly installments. The annual retainer and any additional retainers are each pro-rated for partial years of service. The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units or shares of Class A common stock in lieu of cash, which shares or units would be issued as of the last day of the quarter in which the retainers relate and the shares or units would be valued as of the award date.
On the date of each annual meeting, each Non-Employee Director then in office will be entitled to receive a fully vested annual equity award consisting of either stock units or shares of Class A common stock. The annual equity award will be valued at $75,000, and will be converted into shares or units based on the price of a share of Class A common stock on the grant date. Any Non-Employee Director who joins the Board of Directors after the date of an annual meeting will be entitled to a pro-rata annual equity award upon joining the Board.
For any Non-Employee Director who elects to receive stock units, the stock units will not be payable in shares of Class A common stock until the earlier of a change in control for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the Non-Employee Director’s separation from service from the Board of Directors. All stock units are entitled to receive dividend equivalent payments, which are reinvested into additional stock units.
Each of our Non-Employee Directors is provided the opportunity to use one of our performance sports boats during his or her term of service as a director. We believe permitting our Non-Employee Directors to use one of our sports boats encourages the directors to familiarize themselves with our products and to better understand the consumer experience. Directors are provided with use of the boat at no charge, but are responsible for paying all insurance, maintenance, gas and other fees, costs and charges (other than registration or use fees and taxes) related to their operation of the boat. At the end of each director’s term of service, the director has the option of either returning the boat to us or purchasing the boat at a purchase price equal to 75% of the dealer invoice price.
Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis contains information regarding the Company’s fiscal 2020 compensation programs, policies and objectives and the compensation awarded to, earned by or paid to our Named Executive Officers during fiscal 2020. Our Named Executive Officers for fiscal 2020 are:

Name	Position
Jack D. Springer	Chief Executive Officer
Wayne R. Wilson	Chief Financial Officer
Ritchie L. Anderson	Chief Operating Officer
Deborah S. Kent	Vice President of Human Resources
William Paxson St. Clair, Jr.	Former President of Cobalt Boats
Due to the impact of the COVID-19 pandemic, we elected to suspend operations at all our facilities on March 24, 2020, which impacted the second half of fiscal 2020. The shut-down continued into the fourth quarter of fiscal 2020 with operations resuming between late April and early May, depending on the facility. As a result, our financial results for fiscal 2020 were impacted by the COVID-19 pandemic. Selected financial highlights for fiscal 2020 include:

–Net sales decreased 4.5% to $653.2 million compared to fiscal 2019
–Unit volume decreased 12.5% to 6,444 units compared to fiscal 2019
–Net sales per unit increased 9.1% to $101,360 per unit compared to fiscal 2019
–Gross profit decreased 10.2% to $149.3 million compared to fiscal 2019
–Net income decreased 7.2% to $64.7 million, or $2.98 per share, compared to fiscal 2019
–Adjusted EBITDA decreased 11.9% to $110.9 million compared to fiscal 2019
–Adjusted fully distributed net income per share decreased 12.5% compared to fiscal 2019 to $3.29 per share on a fully distributed weighted average share count of 21.6 million shares of Class A common stock

In fiscal year 2020, we overcame a volatile operating environment to deliver solid financial and operational performance. Our operational excellence and strong supply chain management, along with the strength of our balance sheet, allowed us to respond quickly and effectively to the rapidly changing environment to meet the heightened demand and deliver strong results. As we meet the continued strong demand in our retail markets, we remain confident in our ability to drive further market share gains and profitability in each of the markets we serve. Our proven, consistent execution is demonstrated in all that we do, and we believe our premium brands have proven their ability to excel in whatever market conditions that exist. As a result, we expect Malibu will continue to be successful in driving growth, enhancing margins, and creating value for our shareholders.
Summary of Fiscal 2020 Compensation Decisions
Our Compensation Committee’s primary executive compensation objective in fiscal 2020 was to structure a balanced mix of compensation elements that would incentivize our Named Executive Officers to create long-term stockholder value. The Compensation Committee believes that the Named Executive Officers should be rewarded for successfully creating long-term stockholder value, and should be required to forfeit compensation opportunities if they are not able to grow long-term stockholder value.

Primary objective of fiscal 2020 compensation decisions: Incentivize Named Executive Officers to create long-term stockholder value
Our Board of Directors and Compensation Committee believe that our three most senior Named Executive Officers—Messrs. Springer, Wilson and Anderson—are critical to driving our performance and delivering long-term stockholder value. The Compensation Committee has therefore structured the compensation for these three executives, who we refer to as our Senior Executives, to be more heavily weighted towards performance-based compensation than our other Named Executive Officers in order to properly incentivize our Senior Executives.
In November 2019, the Compensation Committee granted each of our Senior Executives a long-term equity award consisting of 60% performance-based restricted shares and 40% time-based restricted shares. The 60% weighting for performance-based restricted shares represented a 10 percentage point increase over prior years composition, when time-and performance-based restricted stock awards for the Senior Executives were equally weighted. The Compensation Committee determined to increase the weighting of performance-based restricted stock awards in order to enhance the performance-based nature of our long-term incentive awards.
The Compensation Committee also introduced several other design changes to the fiscal 2020 long-term incentive awards for the Senior Executives that we believe enhance the incentives for these awards to motivate the executives to create long-term stockholder value. First, the Compensation Committee introduced relative TSR-based restricted stock awards in our long-term incentive award program for fiscal 2020. The relative TSR awards have a three-year performance period and are eligible to become vested based on our three-year actual total stockholder return as measured against the total stockholder return of the Russell 2000 Index over the same three-year period. We believe the relative TSR awards will complement our existing Adjusted EBITDA awards, and fiscal 2020 performance-based awards for the Senior Executives consisted of an equal target number of relative TSR awards and Adjusted EBITDA awards.
Second, the Compensation Committee determined that our Adjusted EBITDA awards will be eligible to become vested following the end of a three-year performance period based on our Adjusted EBITDA performance achieved through the end of the performance period. This was a change in plan design from prior years, when our Adjusted EBITDA awards were eligible to become vested ratably based on annual Adjusted EBITDA performance for each calendar year in the four-year performance period. We believe this design change reinforces the long-term nature of the Adjusted EBITDA awards. Consistent with prior years, in order to achieve the Adjusted EBITDA target for fiscal 2022, we will be required to grow our Adjusted EBITDA over the three-year performance period at a compounded annual growth rate equal to at least 10%.
Lastly, the Compensation Committee designed the new relative TSR awards and Adjusted EBITDA awards to include a scaling feature where the Senior Executives may earn in excess of the target number of performance-based awards for outperformance, while still forfeiting the awards if the minimum performance levels are not achieved. Unlike prior year awards where the Senior Executives were only able to vest (or not vest) in the target number of awards, the new relative TSR awards will vest at a 50% threshold payout level if we achieve a total stockholder return equal to 80% of the Russell 2000 Index and will vest at a maximum 200% payout level if we achieve a total stockholder return equal to 140% of the Russell 2000 Index. In order to reinforce the importance of achieving a 10% compounded annual Adjusted EBITDA growth rate, no Adjusted EBITDA awards are eligible to vest if our actual Adjusted EBITDA performance is below our target performance level. However, the Senior Executives are eligible to vest up to a maximum 150% payout level if we are able to grow our annual Adjusted EBITDA at a rate at or in excess of 15%. As with our other design changes introduced in fiscal 2020, we believe these changes enhance the performance-based nature of our long-term incentive awards and will motivate the executives to create long-term stockholder value.

60% of each Senior Executive's long-term equity award is performance-based, and performance-based awards consist of an equal target number of relative TSR awards and Adjusted EBITDA awards
The Compensation Committee also introduced a design change to our fiscal 2020 annual incentive plan. Rather than having 100% of the annual incentive payments tied to Adjusted EBITDA targets as in prior years, the Compensation Committee included a net income performance metric for the first time during fiscal 2020 in order to reduce the weighting of the Adjusted EBITDA performance metric. Under our 2020 annual incentive plan approved by the Compensation Committee in November 2019, 50% of each executive’s bonus opportunity is payable based on the achievement of the net income GAAP performance targets and the remaining 50% of each executive’s bonus opportunity is payable based on the achievement of the Adjusted EBITDA performance targets.
The net income and Adjusted EBITDA targets for fiscal 2020 were determined by the Compensation Committee prior to the emergence of the COVID-19 pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States and the world, and it had a significant impact on our operations and financial results for fiscal 2020. On March 24, 2020, we elected to suspend operations at all of our facilities. We resumed operations at our Loudon, Tennessee facility (Malibu and Axis boats) on April 20, 2020, our Neodesha, Kansas facility (Cobalt boats) on April 27, 2020 and our Fort Pierce, Florida facility (Pursuit boats) on May 4, 2020. We were not able to ship boats to our dealers during the suspension of our operations, which negatively impacted our net sales and sales volumes for fiscal 2020. While costs of sales also declined, we still recognized a decrease in gross profit and Adjusted EBITDA, primarily related to declines in sales volumes resulting from our suspension of operations which impacted fiscal 2020. The Compensation Committee believes that but for the COVID-19 pandemic, it is likely that annual bonuses for our executives would have become payable at or above the target performance level. However, because the threshold performance levels were ultimately not achieved, no Named Executive Officers earned any cash incentive bonus for fiscal 2020. The Compensation Committee determined that it was important to measure fiscal 2020 performance based on the original targets without making any adjustments related to COVID-19, even though the pandemic was unexpected at the start of the fiscal year and impacted performance in a manner that was outside of our executives’ control.
The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during fiscal 2020.
Compensation Program Objectives
Our compensation program for executives is intended to:
–incentivize our executive officers to create long-term stockholder value;
–align the interests of our executive officers with the interests of our stockholders;
–attract and retain quality executive officers;
–motivate and reward high performance levels; and

–inspire teamwork and collaboration among the executives.
We believe that our executive compensation program is appropriately structured to accomplish these objectives. Our executive compensation program consists of three material elements: base salaries, annual cash incentive compensation opportunities, and long-term equity incentive awards.
*at risk implies awards that are subject to performance conditions and/or stock price.
Each of these compensation elements is described in more detail below.
Role of the Compensation Committee
Pursuant to its charter, the Compensation Committee establishes and regularly reviews our executive compensation philosophy and programs, exercises authority with respect to the determination and payment of compensation to each of the Named Executive Officers, and is responsible for administering our equity compensation plan, including approving grants of awards under the plan. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other Named Executive Officers.

As described above, the Compensation Committee is also responsible for overseeing Malibu Boats’ incentive and other compensation programs to confirm that they do not encourage unnecessary risk taking. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking.
The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Springer with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.
Role of the Compensation Consultant
Since 2018, the Compensation Committee has engaged Exequity as its independent compensation consultant. Exequity helped the Compensation Committee construct the Company’s peer group of companies that is described below. In September 2019 and July 2020, Exequity performed an independent review of our executive compensation program to provide a competitive reference on pay levels for our Senior Executives. As part of its review, Exequity analyzed the salaries, target bonus opportunities, actual bonus payments, target total cash compensation opportunities, actual total cash compensation, equity award opportunities, targeted total direct compensation and actual total direct compensation paid by the defined peer group of companies described below to their similarly situated executives.
The Compensation Committee reviewed the report prepared by Exequity in September 2019 and used this report as a reference point when determining the amount of each Senior Executive’s base salary, target annual bonus opportunity and long-term incentive award for fiscal 2020.
The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work and pursuant to SEC rules does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.
Peer Companies
The Compensation Committee constructed a new group of peer companies in 2019 with assistance from Exequity. We used the following objective peer group selection methodology to select the peer group companies:
•We initially screened U.S. publicly traded companies with a Global Industry Classification Standard (GICS) sector classification of leisure products;
•Due to the limited number of GICS leisure products companies, we expanded the GICS screen to include adjacent industry sectors such as apparel, accessories and luxury goods, auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, consumer electronics, homebuilding, home furnishings, housewares and specialties, industrial machinery and specialty stores;
•We applied an objective financial screen focusing on GICS-screened companies with total trailing 12-month revenues ranging from approximately 0.5x to 3.0x times ours, and also applied a secondary objective financial screen focusing on GICS-screened companies with a relatively similar market capitalization, enterprise value, trailing 12-month EBITDA, and/or total number of employees as us;
•We then also considered the peer group companies used by certain proxy advisory firms and companies with similar business profiles (such as cyclicality) based on input from our Compensation Committee and Board of Directors.
Our new peer group consists of the following 17 companies:

Peer Group Companies
Callaway Golf Company	Douglas Dynamics, Inc.	Fox Factory Holding Corp.
Helios Technologies	Johnson Outdoors Inc.	Lifetime Brands, Inc.
Lydall, Inc.	Marine Products Corporation	Marine Max, Inc.
MasterCraft Boat Holdings, Inc.	Motorcar Parts of America, Inc.	Nautilus, Inc.
Smith & Wesson Brands	Shyft Group Inc. (formerly Spartan Motors, Inc.)	Sturm, Ruger & Company, Inc.
Universal Electronics Inc.	Winnebago Industries, Inc.
The Compensation Committee, with the assistance of Exequity, reviewed our peer group in July 2020 and determined not to make any changes to the peer group. The Compensation Committee believes that the peer group of companies is a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Malibu Boats. For example, as of July 2020, our market capitalization, total enterprise value, and trailing 12-month EBITDA and revenues were at the 69th percentile, 71st percentile, 95th percentile and 67th percentile, respectively, relative to the peer companies.
The Compensation Committee believes it is important to understand and reference what similarly-situated companies are paying their executives, and it intends to use this information as one of the data points it considers when making compensation decisions for the Named Executive Officers using its business judgment. While the Compensation Committee does not utilize a formal benchmarking strategy, we believe the base salaries for the Senior Executives approximate the 50th percentile range of the base salaries provided by our peer group of companies to similarly situated executives, while performance-based annual and long term incentive opportunities for the Senior Executives were generally above the 50th percentile range.
The Role of Stockholder Say-on-Pay Votes
For the first time last year, our stockholders had the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers. At last year’s annual meeting, approximately 82% of the votes cast supported our say-on-pay proposal. We currently provide stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At the Annual Meeting, stockholders will have the chance to cast their second vote on our say-on-pay proposal. The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
Material Elements of Compensation
Base Salaries
We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation.
In the fall of 2019, the Compensation Committee reviewed each Named Executive Officer’s base salary. The Compensation Committee approved modest base salary increases for Mr. Springer and Ms. Kent to align with competitive market practices, but did not approve any increases for any of the other Named Executive Officers. Base salary information for the Named Executive Officers is presented in the table below.

Named Executive Officer	FY 2019 Base Salary ($)	FY 2020 Increase ($)	Current Base Salary ($)
Jack D. Springer	700,000	35,000	735,000
Wayne R. Wilson	385,000	—	385,000
Ritchie L. Anderson	385,000	—	385,000
Deborah S. Kent	150,000	7,500	157,500
William Paxson St. Clair, Jr.	400,000	—	90,000	(1)
(1) Mr. St. Clair, Jr. resigned as the President of Cobalt Boats, LLC and as a member of our Board of Directors on July 6, 2019 and transitioned to the role of Corporate Liaison - Sales and External Relationships. Mr. St. Clair, Jr.’s current position is a non-officer position where he is entitled to receive an annual base salary of $90,000.
Annual Incentive Compensation Opportunity
Annual Incentive Plan. In November 2019, the Compensation Committee approved our annual incentive plan for fiscal 2020. The annual cash incentive bonus for each Named Executive Officer (other than Mr. St. Clair, who was not eligible for a fiscal 2020 bonus) was payable based on our achievement of equally weighted annual net income and Adjusted EBITDA targets for fiscal 2020 established by our Compensation Committee. The Compensation Committee included a net income performance metric for the first time during fiscal 2020 in order to reduce the weighting of the Adjusted EBITDA performance metric and to have 50% of each executive’s bonus opportunity payable based on the achievement of the GAAP performance measure.
Annual net income for purposes of the incentive plan was defined as our net income as publicly reported in our press release announcing our financial results for fiscal 2020, but adjusted to exclude the results of any businesses acquired during fiscal 2020. Our fiscal 2020 net income target was set at $89.1 million dollars. This target represented an approximate 28% increase over our fiscal 2019 annual net income performance.
Adjusted EBITDA for purposes of the incentive plan was defined as our Adjusted EBITDA as publicly reported in our press release announcing our financial results for fiscal 2020, but adjusted to exclude the results of any businesses acquired during fiscal 2020. The fiscal 2020 Adjusted EBITDA target for the Company was set at $136.7 million dollars. This target represented an approximate 9% increase over our comparable fiscal 2019 Adjusted EBITDA performance.
The threshold and maximum annual net income and Adjusted EBITDA amounts were each set as a percentage of the applicable target amount described above. The threshold performance level for each metric was set at an amount equal to 90% of the applicable target amount, while the maximum performance level for each metric was set at an amount equal to 130% of the applicable target amount. Although the annual net income and Adjusted EBITDA metrics are equally weighted independent performance metrics, in order for any bonus to become payable, our plan design required that both annual net income and Adjusted EBITDA performance must be achieved at a minimum of the threshold performance level. Our annual bonus plan payout scale and the associated incentive payments as a percentage of each Named Executive Officer’s target bonus amount were as follows:

Net Income/Adjusted EBITDA Performance Level	Net Income/Adjusted EBITDA Amount as a % of Target	% of Target Bonus Becoming Payable
Below Threshold	<90%	0%
Threshold	90%	35%
Target	100% (Net income of $89.1 million and Adjusted EBITDA of $136.7 million)	100%
Above Target	110%	134%
Above Target	120%	167%
Maximum	130%	200%
Above Maximum	>130%	200%
The bonus payment for performance between any of the performance levels specified above is interpolated on a straight-line basis.
In addition, under our plan design, the Compensation Committee also retained the discretion to reduce each Named Executive Officer’s incentive bonus amount based on any reason determined to be appropriate by the Compensation Committee.
The net income and Adjusted EBITDA targets for fiscal 2020 described above were determined by the Compensation Committee prior to the emergence of the COVID-19 pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States and the world, and it had a significant impact on our operations and financial results for fiscal 2020. On March 24, 2020, we elected to suspend operations at all of our facilities. We resumed operations at our Loudon, Tennessee facility (Malibu and Axis boats) on April 20, 2020, our Neodesha, Kansas facility (Cobalt boats) on April 27, 2020 and our Fort Pierce, Florida facility (Pursuit boats) on May 4, 2020. We were not able to ship boats to our dealers during the suspension of our operations, which negatively impacted our net sales and sales volumes for fiscal 2020. While costs of sales also declined, we still recognized a decrease in gross profit and Adjusted EBITDA, primarily related to declines in sales volumes resulting from our suspension of operations which impacted fiscal 2020. The Compensation Committee believes that but for the COVID-19 pandemic, it is likely that annual bonuses for our executives would have become payable at or above the target performance level. However, because the threshold performance levels for net income and Adjusted EBITDA were ultimately not achieved, no Named Executive Officers earned any cash incentive bonus for fiscal 2020. The Compensation Committee determined that it was important to measure fiscal 2020 performance based on the original targets without making any adjustments related to COVID-19, even though the pandemic was unexpected at the start of the fiscal year and impacted performance in a manner that was outside of our executives’ control.
Total Fiscal 2020 Cash Bonus Payments. For each Named Executive Officer, the fiscal 2020 target incentive bonus amount and total fiscal 2020 cash bonus payment are as follows:

Named Executive Officer	FY 2020 Target Bonus ($)	FY 2020 Annual Incentive Payment ($)
Jack D. Springer	735,000	—
Wayne R. Wilson	271,000	—
Ritchie L. Anderson	271,000	—
Deborah S. Kent	75,000	—
William Paxson St. Clair, Jr.	—	—
Please see Appendix A for the definition of Adjusted EBITDA which is a non-GAAP financial measure and a reconciliation of Adjusted EBITDA to net income as reported under GAAP.
Long-Term Incentives
Structure of Fiscal 2020 Equity Awards. The long-term equity incentive awards granted to the Named Executive Officers in fiscal 2020 consisted of a combination of time-based restricted shares or units and performance-based restricted shares. The long-term equity award for each of our Senior Executives consisted of 60% performance-based restricted shares and 40% time-based restricted shares. The 60% weighting for performance-based restricted shares represented a 10 percentage point increase over prior years composition, when time-and performance-based restricted stock awards for the Senior Executives were equally weighted. The Compensation Committee determined to increase the weighting of performance-based restricted stock awards in order to enhance the performance-based nature of our long-term incentive awards.
The table below summarizes the fiscal 2020 equity award grants for each Named Executive Officer:

Name	Relative TSR Performance Awards	Adjusted EBITDA Performance Awards	Time-Based Shares or Units
Jack D. Springer	$538,826	$438,869	$560,020
	11,038 target shares	11,038 target shares	14,718 shares
Wayne R. Wilson	$250,179	$203,758	$259,996
	5,125 target shares	5,125 target shares	6,833 shares
Ritchie L. Anderson	$250,179	$203,758	$259,996
	5,125 target shares	5,125 target shares	6,833 shares
Deborah S. Kent	$—	$—	$60,005
			1,577 shares
William Paxson St. Clair, Jr.	$—	$—	$—
Time-Based Shares or Units: Time-based restricted shares and units are included as part of each Named Executive Officer’s long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s time-based shares or units granted in fiscal 2020 become vested in equal annual installments over a period of four years (or three years for Ms. Kent).

Performance-Based Shares. The performance-based shares granted to each Senior Executive consisted of an equal number of relative TSR awards and Adjusted EBITDA awards.
Relative TSR Awards. The Compensation Committee introduced a relative TSR award as part of our long-term incentive program for the first time in fiscal 2020. We believe the relative TSR awards will complement our existing Adjusted EBITDA awards and provide additional incentives for the Senior Executives to create long-term stockholder value. The relative TSR awards have a three-year performance period and are eligible to become vested based on our three-year actual total stockholder return as measured against the total stockholder return of the Russell 2000 Index over the same three-year period. The relative TSR performance requirements and the vesting schedule for the relative TSR awards can be illustrated by the following table.

Performance Level	TSR Achieved Relative to the TSR of the Russell 2000 Index	% of Relative TSR Awards Vesting
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Above Target	120%	150%
Maximum	140%	200%
Above Maximum	>140%	200%
The relative TSR award vesting for performance between any of the performance levels specified above is interpolated on a straight-line basis.
Adjusted EBITDA Awards. As in prior years, our long-term incentive program for the Senior Executives includes Adjusted EBITDA awards. However, the Compensation Committee made several design changes to the Adjusted EBITDA awards in fiscal 2020 that we believe will enhance the long-term incentives that are provided by the Adjusted EBITDA awards.
The fiscal 2020 Adjusted EBITDA awards will be eligible to become vested following the end of a three-year performance period based on our Adjusted EBITDA performance through the end of the performance period. This is a change in plan design from prior years, when our Adjusted EBITDA awards were eligible to become vested ratably based on annual Adjusted EBITDA performance for each calendar year in the four-year performance period. We believe this design change reinforces the long-term nature of the Adjusted EBITDA awards. Consistent with prior years, in order to achieve the Adjusted EBITDA target for fiscal 2022, we will be required to grow our Adjusted EBITDA over the three-year performance period at a compounded annual growth rate equal to at least 10%.
In order to reinforce the importance of achieving a 10% compounded annual Adjusted EBITDA growth rate, no Adjusted EBITDA awards are eligible to vest if our actual Adjusted EBITDA performance is below our target performance level. However, the Senior Executives are eligible to vest up to a maximum 150% payout level if we are able to grow our annual Adjusted EBITDA at a rate at or in excess of 15%. The Adjusted EBITDA performance requirements and the vesting schedule for the Adjusted EBITDA awards can be illustrated by the following table.

Performance Level	Compounded Annual Adjusted EBITDA Growth Rate Achieved	% of Adjusted EBITDA Awards Vesting
Below Threshold	<10%	0%
Target	10%	100%
Above Target	11%	110%
Above Target	12%	120%
Above Target	13%	130%
Above Target	14%	140%
Maximum	≥15%	150%
The Adjusted EBITDA award vesting for performance between any of the performance levels specified above is interpolated on a straight-line basis. Adjusted EBITDA has substantially the same meaning as under the annual incentive plan described above. The annual incentive plan also uses an Adjusted EBITDA-based performance metric, however the 10% compounded annual growth rate requirement over three years used to establish the Adjusted EBITDA award target is intended to incentivize sustained long-term earnings growth. As a result, we believe that the Adjusted EBITDA awards (which now only comprise 50% of the performance-based shares awarded to the Senior Executives) incentivize growth and long-term performance. In contrast, the Adjusted EBITDA targets under the annual incentive plan (which only represented 50% of the executives’ fiscal 2020 target bonus opportunity and were not achieved this year in any event) are established on an annual basis and are intended to incentivize short-term execution of our earnings objectives for the relevant fiscal year.
Dividend Equivalents: Restricted stock units granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of any ordinary cash dividends paid on the shares of Class A common stock underlying the award (i.e., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including any applicable performance conditions).
The Company has heretofore not paid any annual cash or stock dividends.
Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted Adjusted EBITDA awards ended on June 30, 2020.Our Adjusted EBITDA for fiscal 2020 was $110.9 million, which exceeded the Adjusted EBITDA target of $70.6 million applicable to the Adjusted EBITDA awards granted in November 2016 and resulted in these awards becoming vested. Our actual Adjusted EBITDA for fiscal 2020 was less than the targets applicable to the Adjusted EBITDA awards granted in 2017 and 2018. As a result, the 2017 and 2018 Adjusted EBITDA awards did not vest based on fiscal 2020 performance, but these awards will continue to remain outstanding and will be eligible to vest if we are able to achieve the Adjusted EBITDA targets established for any subsequent year in the applicable performance period.
Severance and Change in Control Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Senior Executives pursuant to the terms of his employment agreement. Ms. Kent and Mr. St. Clair, Jr. are not currently party to an employment or severance agreement with us, and each is currently employed on an “at will” basis and would not be entitled to any fixed contractual severance benefits.
As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Senior Executives would be entitled to severance benefits in the event of a termination of employment by us without “cause” or by the executive for “good reason”. Severance benefits for the Senior Executives include 12 months of continued base salary payments.

Cash severance benefits for the Senior Executives are not enhanced in connection with a change in control of the Company, and the Senior Executives would only receive 12 months of continued base salary payments if their employment is terminated involuntarily in connection with a change in control.
However, under the terms of our shareholder approved Long Term Incentive Plan, all outstanding equity awards will fully vest if the awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control. For the TSR awards and Adjusted EBITDA awards granted in fiscal 2020, actual performance will be measured through the date of the change in control, and the change in control provisions in the Long Term Incentive Plan will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance.
No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code.
Other Compensation and Benefits
We maintain a 401(k) savings plan and various health and welfare benefit plans for our employees. Our Named Executive Officers are generally eligible to participate in each of these plans on the same terms as our other employees. The Named Executive Officers are also entitled to limited perquisites such as use of one of the Company’s boats.
Policy with Respect to Section 162(m)
Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former Named Executive Officer that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.
Prior to our 2018 annual meeting of stockholders, we were eligible for a special Section 162(m) grandfathering rule available for certain compensation paid or awarded by newly public companies. Each Senior Executive’s restricted stock awards and stock option awards granted before the date of our 2018 annual meeting have been structured to take advantage of this special grandfathering rule. Our ability to rely on this grandfathering rule expired on the date of our 2018 annual meeting of stockholders.
Following the expiration of our grandfathering eligibility, the Compensation Committee notes the Section 162(m) deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible as a result of the limitations under Section 162(m).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Mark W. Lanigan (Chair)
Michael J. Connolly
Joan M. Lewis
Peter E. Murphy
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats, Inc. (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Malibu Boats, Inc. specifically incorporates such report by reference therein.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information concerning compensation we paid or accrued for the last three fiscal years with respect to each of our “Named Executive Officers”—our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President of Human Resources and former President of Cobalt Boats, LLC.

Name and Principal Position(a)	Year (b)(1)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(5)	Total ($) (j)
Jack D. Springer	2020	720,193	—	1,537,715	—	—	—	8,550	2,266,458
Chief Executive Officer	2019	658,866	290,000	1,004,400	366,522	671,337	—	6,917	2,998,042
	2018	535,769	—	679,140	202,610	622,784	—	4,233	2,044,536
Wayne R. Wilson	2020	385,000	—	713,932	—	—	—	5,775	1,104,707
Chief Financial Officer	2019	363,481	41,000	502,200	183,261	325,669	—	7,055	1,422,666
	2018	287,019	—	339,570	101,305	296,392	—	26,940	1,051,226
Ritchie L. Anderson	2020	385,000	—	713,932	—	—	—	4,362	1,103,294
Chief Operating Officer	2019	363,481	41,000	502,200	183,261	325,669	—	6,473	1,422,084
	2018	277,500	—	339,570	101,305	296,392	—	24,976	1,039,743
Deborah S. Kent	2020	154,327	—	60,005	—	—	—	6,665	220,997
Vice President of Human Resources	2019	149,135	—	55,451	—	75,000	—	6,239	285,825
William Paxson St. Clair, Jr.	2020	98,309	—	—	—	—	—	3,750	102,059
Former President of Cobalt Boats, LLC (6)	2019	401,543	—	52,313	—	101,250	—	7,154	562,260
__________________
(1)Reflects fiscal years ended June 30.
(2)The amounts reported for fiscal 2020 reflect the grant date fair value of restricted stock or restricted stock unit awards granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic

718. For more information, see Note 16 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.
For fiscal 2020, Messrs. Springer, Wilson and Anderson were each granted a restricted stock award based on our performance in fiscal 2019. The restricted stock award for these Senior Executives consisted of time-based restricted shares, relative TSR awards and Adjusted EBITDA awards. The Adjusted EBITDA awards are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Adjusted EBITDA awards as follows: Mr. Springer $438,869; Mr. Wilson $203,758; and Mr. Anderson $203,758. If we achieve the highest level of performance under the Adjusted EBITDA awards, the grant date fair value for the Adjusted EBITDA awards would increase to the following amounts: Mr. Springer $629,994; Mr. Wilson $292,490; and Mr. Anderson $292,490.
For fiscal 2020, Ms. Kent was granted time-based restricted stock units based on our performance in fiscal 2019.
(3)The amounts reported for fiscal year 2019 reflect the grant date fair value of stock option awards granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. For more information, see Note 16 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.
(4)As described in the Compensation Discussion & Analysis section above, no Named Executive Officer earned any annual cash bonus for fiscal 2020 under our annual incentive plan.
(5)Amounts reported for Messrs. Springer, Wilson, Anderson and St. Clair, Jr and Ms. Kent include $8,550, $5,775, $4,362, $3,750 and $6,665, respectively, for the Company's contribution to the defined contribution plan.
(6)Mr. St. Clair, Jr. resigned as the President of Cobalt Boats, LLC and as a member of our Board of Directors effective as of July 6, 2019 and transitioned to the role of Corporate Liaison - Sales and External Relationships for Cobalt Boats.
Employment Agreements
Mr. Springer
Pursuant to his employment agreement with the Company, Mr. Springer is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 75% of his annual base salary based upon the achievement of performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2019, Mr. Springer’s annual base salary was increased to $735,000. Mr. Springer is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Springer’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Springer’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Mr. Wilson
Pursuant to his employment agreement with the Company, Mr. Wilson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 50% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2018, Mr. Wilson’s annual base salary was increased to $385,000, and this remains his current base salary. Mr. Wilson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Wilson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Wilson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Mr. Anderson

Pursuant to his employment agreement with the Company, Mr. Anderson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 40% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2018, Mr. Anderson’s annual base salary was increased to $385,000, and this remains his current base salary. Mr. Anderson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Anderson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Anderson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Ms. Kent and Mr. St. Clair, Jr.
Ms. Kent and Mr. St. Clair, Jr. are not currently party to an employment agreement with us and each is currently employed on an “at will” basis.
Grants of Plan-Based Awards
The following table sets forth all plan-based awards granted to our Named Executive Officers during the fiscal year ended June 30, 2020. All of these awards were granted under the Long Term Incentive Plan.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Jack D. Springer
2020 Annual Incentive Bonus	—	257,250	735,000	1,470,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/22/2019	—	—	—	—	—	—	14,718	560,020
Restricted Stock Award - Relative TSR	11/22/2019	—	—	—	5,519	11,038	22,076	—	538,826
Restricted Stock Award - Adjusted EBITDA	11/22/2019	—	—	—	—	11,038	16,557	—	438,869
Wayne R. Wilson
2020 Annual Incentive Bonus	—	94,850	271,000	542,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/22/2019	—	—	—	—	—	—	6,833	259,996
Restricted Stock Award - Relative TSR	11/22/2019	—	—	—	2,562	5,125	10,250	—	250,179
Restricted Stock Award - Adjusted EBITDA	11/22/2019	—	—	—	—	5,125	7,687	—	203,758
Ritchie L. Anderson
2020 Annual Incentive Bonus	—	94,850	271,000	542,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/22/2019	—	—	—	—	—	—	6,833	259,996
Restricted Stock Award - Relative TSR	11/22/2019	—	—	—	2,562	5,125	10,250	—	250,179
Restricted Stock Award - Adjusted EBITDA	11/22/2019	—	—	—	—	5,125	7,687	—	203,758
Deborah S. Kent
2020 Annual Incentive Bonus	—	26,250	75,000	150,000	—	—	—	—	—
Restricted Stock Award - Time-Based	11/22/2019	—	—	—	—	—	—	1,577	60,005
William Paxson St. Clair, Jr.
(1)The amounts reported in these columns represent the range of possible annual cash incentive payouts to our Named Executive Officers under the Long Term Incentive Plan based on performance during fiscal 2020. As described in the Compensation Discussion & Analysis section above, no Named Executive Officer earned any annual cash bonus for fiscal 2020 under our annual incentive plan.

(2)The amounts reported in this column reflect the grant date fair value of restricted stock and restricted stock unit awards, as applicable, granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. The Adjusted EBITDA awards are each valued based on the probable outcome of the performance conditions as determined on the grant date.
Description of Equity Awards
For fiscal 2020, we granted a combination of time-based restricted stock or restricted stock unit awards, relative TSR awards and Adjusted EBITDA awards to the Named Executive Officers. Each restricted stock unit award represents the contractual right to receive one share of Class A common stock. All of these awards were granted under, and are subject to the terms of the Long Term Incentive Plan. Certain of the terms of these awards are described above in “Compensation Discussion and Analysis—Material Elements of Compensation—Long-Term Incentives.”
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning outstanding restricted stock, stock options or restricted stock units held by each of our Named Executive Officers as of June 30, 2020.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jack D. Springer	26,000	13,000	(2)			25.85	6/28/2023	5,062	(6)	262,971	5,500	(11)	285,725
	10,000	5,000	(3)	5,000	(4)	30.87	11/5/2023	5,500	(7)	285,725	9,000	(12)	467,550
	6,250	18,750	(5)			42.13	8/21/2024	9,000	(8)	467,550	11,038	(13)	573,424
								14,718	(9)	764,600	11,038	(14)	573,424
Wayne R. Wilson	13,000	6,500	(2)			25.85	6/28/2023	1,750	(6)	90,913	2,750	(11)	142,863
	5,000	2,500	(3)	2,500	(4)	30.87	11/5/2023	2,750	(7)	142,863	4,500	(12)	233,775
	3,125	9,375	(5)			42.13	8/21/2024	4,500	(8)	233,775	5,125	(13)	266,244
								6,833	(9)	354,974	5,125	(14)	266,244
Ritchie L. Anderson	6,500	6,500	(2)			25.85	6/28/2023	1,250	(6)	64,938	2,750	(11)	142,863
	—	2,500	(3)	2,500	(4)	30.87	11/5/2023	2,750	(7)	142,863	4,500	(12)	233,775
		9,375	(5)			42.13	8/21/2024	4,500	(8)	233,775	5,125	(13)	266,244
								6,833	(9)	354,974	5,125	(14)	266,244
Deborah S. Kent								725	(6)	37,664
								737	(7)	38,287
								993	(8)	51,586
								1,577	(10)	81,925
William Paxson St. Clair, Jr.								937	(8)	48,677
__________________
(1)The market value of such award was calculated based on the $51.95 closing price of a share of Class A common stock as of June 30, 2020 (which was the last trading day in our fiscal year).
(2)Represents stock options that will become vested on June 29, 2021.
(3)Represents stock options that will become vested in substantially equal annual installments on November 6, 2020 and November 6, 2021.
(4)Represents unvested performance-based options that will become vested based on our adjusted EBITDA performance for our fiscal year 2021.
(5)Represents stock options that will become vested in substantially equal annual installments on each of August 22, 2020, August 22, 2021 and August 22, 2022.
(6)Represents unvested time-based stock or units that will become vested on November 4, 2020.

(7)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2020 and November 6, 2021.
(8)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2020, November 6, 2021 and November 6, 2022.
(9)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2020, November 6, 2021, November 6, 2022 and November 6, 2023.
(10)Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2020, November 6, 2021, and November 6, 2022.
(11)Represents unvested performance-based stock that will become vested in one annual installment based on our adjusted EBITDA performance for fiscal year 2021, assuming a cumulative catch-up for fiscal year 2020 installment.
(12)Represents unvested performance-based stock that will become vested in two installments based on our adjusted EBITDA performance for each of our fiscal years 2021 and 2022, assuming a cumulative catch-up for fiscal year 2020 installment.
(13)Represents unvested performance-based stock that will become vested in one annual installment based on our adjusted EBITDA performance for fiscal year 2022. Amount shown is the target performance level.
(14)Represents unvested relative TSR awards that will become vested in one annual installment based on our relative TSR performance through November 2022. Amount shown is the target performance level.
Option Exercises and Stock Vested Table
The table below sets forth certain information regarding the amount realized upon the exercise of stock options and the vesting of stock or stock unit awards for our Named Executive Officers during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack D. Springer	—	—	21,524	814,121
Wayne R. Wilson	—	—	9,614	382,067
Ritchie L. Anderson	12,125	199,550	9,178	376,870
Deborah S. Kent	—	—	1,426	47,519
William Paxson St. Clair, Jr.	—	—	313	10,554
(1)The amount shown for the value realized on the vesting of stock or stock unit awards equals the number of shares of our Class A common stock acquired by our Named Executive Officers upon vesting during fiscal 2020 multiplied by the closing price of our stock on the Nasdaq Stock Market on the applicable vesting date of the award (or, if the applicable vesting date falls on a date the Nasdaq Stock Market is closed, the closing price of the stock on the preceding date that the market is open). The value associated with the vesting of performance-based stock or unit awards is based on the $51.95 closing price of a share of Class A common stock as of June 30, 2020 (which was the last trading day in our fiscal year).
Long Term Incentive Plan
Our Board of Directors has adopted and approved the Long-Term Incentive Plan (the “Incentive Plan”). The following is a brief summary of the material terms of the Incentive Plan.

Purpose
The purpose of our Incentive Plan is to promote the interests of the Company and its stockholders by strengthening our ability to attract, motivate and retain individuals to serve as employees and directors by providing them with additional incentives to put forth maximum efforts for the success of our business.
Administration
The Compensation Committee of our Board of Directors administers the Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and may delegate certain limited award grant authority to one or more of our officers. The Compensation Committee has the power to, among other actions, (1) select persons eligible to receive awards, (2) determine the number of shares subject to awards, (3) approve form award agreements, (4) determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, (5) amend outstanding awards and (6) effect cancellations of any or all outstanding awards and substitute in new awards covering the same or different number of shares, provided that the Compensation Committee may not effect any action to lower the exercise or grant price of outstanding stock options or stock appreciation rights without stockholder approval.
Eligibility
Persons eligible to receive awards under the Incentive Plan include our employees, consultants, members of our Board of Directors and other independent contractors. The Compensation Committee will determine from time to time the participants to whom awards will be granted.
Available Shares
We have initially reserved 1,700,000 shares of our Class A common stock for the issuance of awards under the Incentive Plan. The shares we issue under the Incentive Plan will be authorized but unissued shares or shares that we reacquire. Any shares of Class A common stock subject to an award that are withheld by the Company to satisfy any tax withholding obligation with respect to an award or in payment of the purchase price of a stock option will be considered issued under the Incentive Plan.
The number of shares of Class A common stock available under the Incentive Plan, the number and kind of shares of Class A common stock subject to outstanding awards and the exercise or purchase prices are subject to adjustment in the event of recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distributions with respect to the shares of Class A common stock, or other changes in corporate structure affecting the Class A common stock.
Maximum Awards
The maximum number of shares of Class A common stock subject to any stock option awarded to any participant during any calendar year is 340,000 shares. To the extent that the aggregate grant date fair market value of Class A common stock with respect to which incentive stock options, or ISOs, are exercisable for the first time by a participant during any calendar year exceeds $100,000, such options will be treated as nonqualified options, or NSOs.
Incentive Awards
The Incentive Plan authorizes stock options, SARs, restricted stock, restricted stock units, dividend equivalent awards and performance awards. A stock option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.
Stock Options. The Compensation Committee may award ISOs or NSOs under the Incentive Plan. Stock options will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but a stock option will generally not be exercisable for a period of more than ten years after it is granted. The exercise price per share for any stock option will not be less than the fair market value of a share of Class A common stock on the day the stock option is granted.

SARs. The Compensation Committee will establish the base price at the time of grant of the SAR but such price will not be less than the fair market value of a share on the date of grant.
Restricted Stock Awards. The Compensation Committee may specify the price, if any, a participant must pay for shares of restricted stock and the restrictions (which may include, for example, transfer restrictions, performance standards or other incidents of ownership and forfeiture conditions as the Compensation Committee may determine) imposed on such shares.
Restricted Stock Units. A restricted stock unit will be subject to such restrictions and conditions as the Compensation Committee may determine. The vesting period will generally not exceed ten years from the date of grant.
Dividend Equivalent Awards. A dividend equivalent award is a right to receive cash payments determined by reference to dividends declared on the Class A common stock from time to time during the term of the award, which will not exceed ten years from the date of issuance of such award. Dividend equivalent awards may be granted independent or in tandem with other awards (other than stock options or SARs).
Performance-based Awards. At the time of grant, the Compensation Committee will determine the specified amount and the percentage or multiple of the specified amount, one or more performance periods and performance goals to be achieved during the applicable performance periods on which the payment or vesting of a performance-based award is conditioned. No performance based-award will exceed ten years from the date of grant.
The Compensation Committee may grant stock unit awards and permit deferred payment of awards, and may determine the form and timing of payment, vesting and other terms applicable to stock units or deferrals.
Change in Control
Upon a change in control (as defined in the Incentive Plan), outstanding awards under the Incentive Plan may be assumed or substituted on the same terms by the surviving entity. If the surviving entity does not assume or substitute the outstanding awards, then such awards will become fully vested immediately prior to the change in control and, in the case of stock options or SARs, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of a participant is terminated without cause (as defined in the Incentive Plan) or for good reason (as defined in the Incentive Plan) within 18 months after the effective date of the change in control, all awards held by such participant will become fully vested to the extent not previously forfeited and, with respect to stock options and SARs, fully exercisable.
Transfer Restrictions
Subject to certain exceptions, awards under the Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her.
Non-competition
Under the Incentive Plan, participants other than outside directors that receive awards under the Incentive Plan will agree to certain non-competition covenants.
Amendment and Termination
Our Board of Directors may at any time and from time to time and in any respect, amend or modify the Incentive Plan. No amendment or modification of the Incentive Plan will be effective, however, without the consent of our stockholders that would (1) change the class of eligible participants, (2) increase the number of shares of Class A common stock reserved for issuance, (3) allow the grant of stock options or stock appreciation rights at an exercise or grant price below fair market value, (4) increase the aggregate number of shares of Class A common stock that may be granted pursuant to awards, (5) modify the Incentive Plan to permit the repricing of stock options or stock appreciation rights, or (6) require approval of our stockholders under the listing requirements of Nasdaq or the exchange or trading system through which Class A common stock may be listed or traded at the time of the amendment. The Incentive Plan will continue until terminated by our Board of Directors in its sole discretion. No amendment or termination of the Incentive Plan may adversely affect any outstanding award without the consent of the participant or its permitted transferee.
Potential Payments upon Termination or Change in Control
Senior Executive Employment Agreements
Under the employment agreements with each of Messrs. Springer, Wilson and Anderson, in the event our Board of Directors terminates the executive’s employment without “cause” or the executive resigns for “good reason,” the executive will be entitled to receive, subject to certain limitations including the executive’s execution of a release, the executive’s annual base salary through the end of the applicable severance period. The “severance period” specified in each employment agreement is a period of 12 months following the effective date of the release.
“Cause” is generally defined in the employment agreements to mean any of the following occurring during the executive’s employment:
•commission of a knowing, intentional or reckless act or omission constituting theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement against us;
•conviction or plea of nolo contendre to any felony or to any other crime involving moral turpitude;
•knowingly or intentionally causing our financial statements to fail to materially comply with generally accepted accounting principles;
•unlawful use or possession of any illegal drug or narcotic while on our premises or while performing the executive’s duties;
•willful refusal to comply with lawful requests made of the executive by our Board of Directors, which, if curable, is not cured within five days after the executive receives written notice from the Board of Directors of such willful refusal;
•gross negligence in the performance of the executive’s duties, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such gross negligence;
•material violation of our policies, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such material violation; or
•a material breach of the employment agreement or another agreement with us, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such breach.
“Good reason” is defined in the employment agreements to mean the executive’s resignation from employment after the occurrence of any of the following:
•a material diminution in the executive’s authority, duties or responsibilities;
•a material reduction in the executive’s aggregate compensation unless such reduction is concurrently made to all of our senior management; or
•a material breach of any other material term of the executive’s employment agreement.
In each case, “good reason” will not exist unless the executive provides written notice of the condition claimed to constitute good reason within 30 days of the condition’s initial existence, our Board of Directors fails to cure the condition within 30 days following receipt of such written notice and, within ten days thereafter, the executive terminates the executive’s employment as a result of such condition.
Ms. Kent. Ms. Kent is not currently party to an employment or severance agreement with us and is currently employed on an “at will” basis and is not entitled to any fixed contractual severance benefits.

Mr. St. Clair, Jr. Mr. St. Clair, Jr. resigned from his position as President of Cobalt Boats, LLC effective as of July 6, 2019, which was the conclusion of the two-year term under his employment agreement, and transitioned to the role of Corporate Liaison — Sales and External Relationships for Cobalt Boats. Mr. St. Clair, Jr.’s current position is “at-will” and is a non-officer position where he is entitled to receive an annual base salary of $90,000. As of June 30, 2020, Mr. St. Clair, Jr. held 937 unvested time-based restricted stock units granted under the Long Term Incentive Plan which may be accelerated under the circumstances described below. The potential termination or change in control value associated with such acceleration is equal to $48,677, which assumes that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on June 30, 2020 and the value of which is calculated based on the $51.95 closing price of a share of Class A common stock as of June 30, 2020, the last trading day in our fiscal year.
Long Term Incentive Plan
Under the terms of the Long Term Incentive Plan, if a surviving entity does not assume or substitute outstanding awards in connection with a “change in control,” then such awards (including any awards held by the Named Executive Officers) will become fully vested immediately prior to the change in control and, in the case of stock options, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of any employee (including all of the Named Executive Officers) is terminated without “cause” or for “good reason” within 18 months after the effective date of the change in control, equity awards held by the employee will become fully vested to the extent not previously forfeited and, with respect to stock options, fully exercisable. For the TSR awards and Adjusted EBITDA awards granted in fiscal 2020, actual performance will be measured through the date of the change in control, and the change in control provisions in the Long Term Incentive Plan described above will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance.
A “change in control” is deemed to occur under the Long Term Incentive Plan if:
•any person or group of persons is or becomes a beneficial owner of securities of Malibu Boats, Inc. representing more than 50% of the combined voting power of Malibu Boats, Inc.’s outstanding voting securities, excluding any person or group of persons who was, directly or indirectly a beneficial owner of more than 50% of the combined voting power of Malibu Boats, Inc.’s then outstanding voting securities at the time of our initial public offering;
•the individuals who, on the effective date of our initial public offering, constitute the Board of Directors, and any new director (other than a director who initially assumes office in connection with an actual or threatened election contest) whose election was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office, cease for any reason to constitute a majority of the number of our directors;
•a merger or consolidation of Malibu Boats, Inc. is consummated where either (1) the beneficial owners of voting securities of Malibu Boats, Inc. immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity or (2) the directors immediately prior to the transaction do not immediately thereafter constitute a majority of the board of directors of the surviving entity;
•our stockholders approve a plan of liquidation or dissolution of Malibu Boats, Inc.; or
•an agreement or series of agreements is consummated for the sale of all or substantially all of our assets other than to an entity of which at least 50% of the combined voting securities are owned by our stockholders in substantially the same proportions as their ownership of Malibu Boats, Inc. immediately prior to such sale.
Estimated Severance and Change in Control Payments and Benefits
The following table provides information concerning the potential termination or change in control payments that would be made to each applicable Named Executive Officer (other than Mr. St. Clair, Jr.) under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the applicable Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on June 30, 2020. In the following table, we use the term “involuntary termination” to refer to a termination by us without “cause” or by the executive for “good reason.”

Name	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Total ($)
Jack D. Springer
Involuntary Termination	735,000	—	735,000
Involuntary Termination in Connection with Change in Control	735,000	4,415,194	5,150,194
Wayne R. Wilson
Involuntary Termination	385,000	—	385,000
Involuntary Termination in Connection with Change in Control	385,000	2,098,762	2,483,762
Ritchie L. Anderson
Involuntary Termination	385,000	—	385,000
Involuntary Termination in Connection with Change in Control	385,000	2,072,787	2,457,787
Deborah S. Kent
Involuntary Termination	—	—	—
Involuntary Termination in Connection with Change in Control	—	209,462	209,462
(1)These amounts represent 12 months of base salary in connection with the executive’s termination of employment by us without “cause” or by the executive for “good reason” (whether alone or in connection with a change in control).
(2)All outstanding equity awards will fully vest if such awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control. For the TSR awards and Adjusted EBITDA awards granted in fiscal 2020, actual performance will be measured through the date of the change in control, and the change in control provisions described above will apply to any TSR award or Adjusted EBITDA award shares actually becoming earned based on performance. For purposes of this table, we have assumed the target number of TSR award and Adjusted EBITDA award shares will vest.
(3)The amount disclosed was determined by taking the value (calculated based on the $51.95 closing price of a share of Class A common stock as of June 30, 2020, the last trading day in our fiscal year) associated with unvested time-based and performance-based options, restricted stock or unit awards. For options, the value presented is equal to the excess of the closing price and exercise price, multiplied by the number of shares underlying the option. For restricted stock or unit awards, full value was presented based on the closing price.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended June 30, 2020, our Compensation Committee was comprised of Messrs. Lanigan (chair), Connolly and Murphy and Ms. Lewis. None of our executive officers currently serves or in the past fiscal year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors. In addition, no person who served as a member of the Compensation Committee during the past fiscal year was or is an officer or employee of the Company.

CEO PAY RATIO DISCLOSURE
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. Springer, our President and Chief Executive Officer, to the median of the total annual compensation of all of our employees (excluding Mr. Springer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Mr. Springer’s total compensation for the fiscal year ended June 30, 2020 was $2,266,458, and the median of the total compensation of all of our employees (excluding Mr. Springer) for the fiscal year ended June 30, 2020 was $38,400. Accordingly, we estimate the ratio of Mr. Springer’s total compensation for the fiscal year ended June 30, 2020 to the median of the total compensation of all of our employees (excluding Mr. Springer) for the fiscal year ended June 30, 2020 to be 59 to 1.
To determine the pay ratio, we identified the median employee by taking into account the total cash compensation for the fiscal year ended June 30, 2020 reflected in our payroll records for all individuals, excluding Mr. Springer, who were employed by us or one of our affiliates on June 30, 2020. We included all employees, whether employed on a full-time, part-time, or temporary basis. We did not make any assumptions, adjustments or estimates with respect to their total compensation for the fiscal year ended June 30, 2020 reflected in our payroll records, except that we converted the total compensation of our employees resident in Australia to US dollars using a conversion ratio of AUD $1.00 to USD $0.67. We believe total compensation reflected in our payroll records for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.
Once the median employee was identified as described above, that employee’s total annual compensation for the fiscal year ended June 30, 2020 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including Mr. Springer) in the “Total” column of the Summary Compensation Table. This information is being provided for compliance purposes. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of Malibu Boats’ equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of June 30, 2020. Malibu Boats’ equity compensation plans consist only of the Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)(3)
Equity compensation plans approved by security holders	849,632	$32.61	713,346
Equity compensation plans not approved by security holders	—	—	—
Total	849,632	$32.61	713,346

(1)Represents shares that are subject to outstanding stock option and stock unit awards granted under the Incentive Plan.
(2)This weighted average exercise price does not reflect the shares that will be issued upon the payment of outstanding stock units and is calculated solely with respect to outstanding unexercised stock options.
(3)All of these shares are available under the Incentive Plan and may be used for any type of award authorized under the Incentive Plan, including stock options, SARs, stock units, restricted stock and dividend equivalents. For purposes of determining the number of shares available, we have assumed that the Adjusted EBITDA awards and relative TSR awards will pay out at the maximum performance level.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
The Audit Committee of our Board of Directors reviews related party transactions for potential conflict of interest issues. Our Board of Directors has adopted a written related party transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer or greater than 5% beneficial owner of our common stock and their immediate family members.
Malibu Boats Holdings, LLC Limited Liability Company Agreement
In connection with the recapitalization we completed in connection with our IPO, the limited liability company agreement of the LLC was amended and restated. As a result of the recapitalization and IPO, Malibu Boats, Inc. holds LLC Units in the LLC and is the sole managing member of the LLC. Accordingly, Malibu Boats, Inc. operates and controls all of the business and affairs of the LLC and, through the LLC and its operating entity subsidiaries, conducts our business. Holders of LLC Units generally do not have voting rights under the limited liability company agreement.
Pursuant to the limited liability company agreement of the LLC, Malibu Boats, Inc. has the right to determine when distributions (other than tax distributions) will be made to the holders of LLC Units and the amount of any such distributions. If Malibu Boats, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Units (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective LLC Units.
The holders of LLC Units, including Malibu Boats, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to LLC’s members (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of the LLC provides for cash distributions to the holders of the LLC Units if Malibu Boats, Inc. determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause the LLC to make cash distributions to the holders of LLC units for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of the LLC allocable to the holders of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California (taking into account the nondeductibility of certain expenses and the character of our income). For purposes of determining the taxable income of the LLC, such determination will be made by generally disregarding any adjustment to the taxable income of any member of the LLC that arises under the tax basis adjustment rules of the Code and is attributable to the acquisition by such member of an interest in the LLC in a sale or exchange transaction.
The limited liability company agreement of the LLC also provides that substantially all expenses incurred by or attributable to Malibu Boats, Inc., but not including income tax expenses of Malibu Boats, Inc., will be borne by the LLC.
The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of Malibu Boats, Inc. in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units without the consent of such holder, other than on a pro rata basis with other holders of LLC Units.
Exchange Agreement
In connection with the recapitalization and IPO, we entered into an exchange agreement with the pre- IPO owners of the LLC, several of whom are directors and/or officers of Malibu Boats, Inc. Under the exchange agreement, each pre-IPO owner of the LLC (or its permitted transferee) has the right to exchange its LLC Units for shares of Class A common stock of Malibu Boats, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or, at our option, except in the event of a change in control, for a cash payment equal to the market value of the Class A common stock. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units, all of the LLC Units held by the holder, or such amount as we determine to be acceptable. The exchange agreement also provides that LLC members do not have the right to exchange LLC Units if Malibu Boats, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Malibu Boats, Inc. to which the LLC member may be subject or any of our written policies related to unlawful or insider trading. The exchange agreement also provides that we may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In addition, pursuant to the limited liability company agreement, Malibu Boats, Inc., as managing member of the LLC, has the right to require all members of the LLC to exchange their LLC Units for Class A common stock in accordance with the terms of the exchange agreement, subject to the consent of the holders of a majority of outstanding LLC Units other than those held by Malibu Boats, Inc.
Tax Receivable Agreement
As a result of exchanges of LLC Units into Class A common stock and purchases by the Company of LLC Units from holders of LLC Units, Malibu Boats, Inc. will become entitled to a proportionate share of the existing tax basis of the assets of the LLC at the time of such exchanges or purchases. In addition, such exchanges and purchases of LLC Units are expected to result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
In connection with the Recapitalization and IPO, we entered into a tax receivable agreement with the pre-IPO owners of the LLC that provides for the payment from time to time by us to pre-IPO owners of the LLC (or any permitted assignees) of 85% of the amount of the benefits, if any, that we are deemed to realize as a result of (1) increases in tax basis and (2) certain other tax benefits related to our entering into the tax receivable agreement, including those attributable to payments under the tax receivable agreement. These payment obligations are our obligations and not of the LLC. For purposes of the agreement, the benefit deemed realized by us will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the purchases or exchanges, and had we not entered into the tax receivable agreement. The term of the agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or we breach any of our material obligations under the tax receivable agreement or there is a change in control, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:
•the timing of purchases or exchanges - for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the LLC at the time of each purchase or exchange;
•the price of shares of our Class A common stock at the time of the purchase or exchange - the increase in any tax deductions, as well as the tax basis increase in other assets, of the LLC is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;
•the extent to which such purchases or exchanges are taxable - if an exchange or purchase is not taxable for any reason, increased deductions will not be available; and

•the amount and timing of our income - the corporate taxpayer will be required to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.
We expect that the payments that we may make under the agreement may be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the agreement, as of June 30, 2020, we expect future payments under the agreement to be approximately $49.7 million over the next 17 years. Future payments to the pre-IPO owners of the LLC (or their permitted assignees) in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates and the actual payments could differ materially. It is possible that future transactions or events, such as changes in tax legislation, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. For example, during the second quarter of fiscal year 2018, the U.S. Congress enacted tax legislation called the Tax Cuts and Jobs Act of 2017, or the Tax Act, on December 22, 2017, which, among other provisions, lowered our U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. The Tax Act lowered the estimated tax rate used in computing our future tax obligations and, in turn, reduced the future tax benefit expected to be realized by us related to increased tax basis from previous sales and exchanges of LLC Units by pre-IPO owners of the LLC.
Further, there may be a material negative effect on our liquidity if distributions to Malibu Boats, Inc. by the LLC are not sufficient to permit Malibu Boats, Inc. to make payments under the agreement after it has paid taxes. For example, we may have an obligation to make tax receivable agreement payments for a certain amount while receiving distributions from the LLC in a lesser amount, which would negatively affect our liquidity. The payments under the agreement are not conditioned upon the LLC members’ continued ownership of us.
The effects of the tax receivable agreement on our consolidated balance sheet as a result of our exchange of LLC Units into Class A common stock during the fiscal year ended June 30, 2020 was an increase of $1.4 million in deferred tax assets and an increase of $1.0 million in payable pursuant to tax receivable agreement and additional paid in capital.
The tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combinations or other changes of control, we (or our successor) would owe to the pre-IPO owners of the LLC (or their permitted assignees) a lump-sum payment equal to the present value of all forecasted future payments that would have otherwise been made under the tax receivable agreement which would be based on certain assumptions, including a deemed exchange of LLC Units and that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax basis and other tax benefits related to entering into the tax receivable agreement. We are also entitled to terminate the tax receivable agreement, which, if terminated, would obligate us to make early termination payments to the pre-IPO owners of the LLC. A pre-IPO owner may also elect to unilaterally terminate the tax receivable agreement with respect to such pre-IPO owner, which would obligate us to pay to such pre-IPO owner certain payments for tax benefits received through the taxable year of the election.
Payments generally will be due under the tax receivable agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated, although interest on such payments will begin to accrue at a rate equal to LIBOR plus 100 basis points from the due date (without extensions) of the applicable tax return until such payment due date. Any late payments under the tax receivable agreement generally will accrue interest at a rate of LIBOR plus 500 basis points.

Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the agreement. As a result, in certain circumstances, payments could be made under the agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the agreement. We paid $3.5 million to the pre-IPO owners during the fiscal year ended June 30, 2020 in connection with exchanges, which resulted in $49.7 million in tax receivable agreement liabilities as of June 30, 2020.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon.
In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2020 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC.

Audit Committee of the Board of Directors

Ivar S. Chhina (Chair)
James R. Buch
John E. Stokely
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats (including any future filings) under the Securities Act, or the Exchange Act, except to the extent Malibu Boats specifically incorporates such report by reference therein.

AUDIT INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
The following is a summary of the fees billed to us by KPMG for professional services for fiscal years ended June 30, 2020 and 2019, respectively.

	Fiscal Year Ended June 30,
	2020	2019
Audit Fees (1)	$1,299,822	$1,247,114
Audit-Related Fees (2)	—	—
Tax Fees (3)	9,708	23,292
All Other Fees (4)	—	—
Total	$1,309,530	$1,270,406

(1)    Audit fees represent fees billed or accrued for professional services rendered for the audit of the consolidated annual financial statements, review of the interim condensed consolidated financial statements included in quarterly filings, comfort letters, consents, statutory audits and the audit of the effectiveness of the Company's internal control over financial reporting.
(2)    Audit-related fees represent fees billed or accrued for professional services rendered during the fiscal year for assurance and related services that are not reported under “Audit Fees,” including due diligence assistance unrelated to the audit of the consolidated financial statements.
(3)    Tax fees represent fees billed or accrued for professional services rendered during the fiscal year for tax compliance, tax advice and tax planning.
(4)    All other fees represent fees billed or accrued for professional services rendered during the fiscal year other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
Audit Committee Pre-Approval Policies and Procedures
Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee has delegated its authority to pre-approve audit, audit-related and non-audit services to the Chair of the Committee, Mr. Chhina, provided that the pre-approval decisions of the Chair are subsequently presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during the fiscal years ended June 30, 2020 and 2019.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election
The Board of Directors is currently comprised of nine members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Ivar S. Chhina, Michael J. Connolly and Mark W. Lanigan for election to the Board to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. All of our director nominees are currently directors of Malibu Boats.
In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.
Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable to serve or for good reason will not serve as a director (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors
Recommendation of the Board
Our Board of Directors recommends that you vote FOR each of the three nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG served as our independent registered public accounting firm during the fiscal year ended June 30, 2020 and, in that capacity, audited our consolidated financial statements for the fiscal year ended June 30, 2020. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the appointment of KPMG for the fiscal year ending June 30, 2021 by the stockholders. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG, and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. In addition, if KPMG should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm.
Representatives of KPMG will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We have been advised by KPMG that neither KPMG, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as Malibu Boats’ independent registered public accounting firm for the fiscal year ending June 30, 2021.

PROPOSAL 3
APPROVAL, ON A NON-BINDING ADVISORY
BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve a non-binding advisory resolution approving our executive compensation as reported in this Proxy Statement.
As described above in this Proxy Statement, our executive compensation program is designed to motivate the Company’s Named Executive Officers to create long-term value for our stockholders and is heavily weighted towards both short-and long-term performance-based compensation.
We urge stockholders to read the “Executive Compensation” section, including the “Compensation Discussion and Analysis” section, which describes in more detail our executive compensation objectives and the key elements of our executive compensation program. The Compensation Committee and the Board of Directors believe that our executive compensation program is appropriately designed to achieve the objectives of our executive compensation philosophy.
We are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narratives in the Proxy Statement for the 2020 Annual Meeting of Stockholders.
This proposal to approve the compensation paid to our Named Executive Officers is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
The next non-binding advisory vote on the compensation of our Named Executive Officers will occur at the 2021 annual meeting of stockholders.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR the approval, on a non-binding advisory basis, of our Named Executive Officer compensation.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxy holders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2021 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than May 26, 2021 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2021 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2021 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2021 annual meeting of stockholders or who wish to present a proposal at the 2021 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Malibu Boats distributes for such meeting, must deliver written notice of the nomination or proposal to Malibu Boats’ Secretary no earlier than July 6, 2021 and no later than August 5, 2021 (provided, however, that if the 2021 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 120th day prior to the date of the 2021 annual meeting of stockholders and no later than the 90th day prior to the date of the 2021 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article 2, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2021 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

ANNUAL REPORT TO STOCKHOLDERS
Our 2020 Annual Report has been posted, and is available without charge, on our corporate website at www.malibuboats.com. For stockholders receiving an e-mailed or printed copy of this Proxy Statement, a copy of our 2020 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2020 Annual Report (including the financial statements but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our Class A common stock or Class B common stock. Requests can be made by writing to Investor Relations: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, or by telephone request to (865) 458-5478.
ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS
SOON AS POSSIBLE.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary

Loudon, Tennessee
September 23, 2020

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Use and Definition of Non-GAAP Financial Measures
This Proxy Statement includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non- recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense, expenses related to our engine development initiative, expenses related to interruption to our engine supply during the labor strike by United Auto Workers (“UAW”) against General Motors and adjustments to our tax receivable agreement liability. Adjusted EBITDA is not a measure of net income as determined by GAAP. Management believes Adjusted EBITDA allows investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non- recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Malibu Boats Holdings, LLC (the “LLC”) units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this Proxy Statement, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided below.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA for the periods indicated (dollars in thousands):

	Fiscal Year Ended June 30,
	2020	2019
Net income	$64,656	$69,701
Provision for income taxes [1]	19,076	22,096
Interest expense	3,888	6,464
Depreciation	12,249	10,004
Amortization	6,131	5,956
Professional fees and litigation settlement [2]	1,013	739
Acquisition and integration related expenses [3]	—	5,245
Stock-based compensation expense [4]	3,042	2,607
UAW strike impact [5]	2,564	—
Engine development [6]	—	3,186
Adjustments to tax receivable agreement liability[7]	(1,672)	(103)
Adjusted EBITDA	$110,947	$125,895
(1)Provision for income taxes for fiscal years 2020 and 2019 reflects the impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.
(2)Represents legal and advisory fees related to our litigation with Skier’s Choice, Inc.
(3)For fiscal year 2019, represents integration costs and legal, professional and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of Pursuit inventory acquired, most of which was sold during the second quarter of fiscal year 2019.
(4)Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)For fiscal year 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)For fiscal years 2020 and 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For fiscal year 2019, the rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats, Inc.

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Fiscal Year Ended June 30,
	2020	2019
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$61,562	$66,066
Provision for income taxes [1]	19,076	22,096
Professional fees and litigation settlements [2]	1,013	739
Acquisition and integration related expenses[3]	4,262	9,506
Fair market value adjustment for interest rate swap [4]	68	350
Stock-based compensation expense [5]	3,042	2,607
Engine development [6]	—	3,186
UAW strike impact [7]	2,564	—
Adjustments to tax receivable agreement liability [8]	(1,672)	(103)
Net income attributable to non-controlling interest [9]	3,094	3,635
Fully distributed net income before income taxes	93,009	108,082
Income tax expense on fully distributed income before income taxes [10]	21,857	26,048
Adjusted fully distributed net income	$71,152	$82,034

	Fiscal Year Ended June 30,
	2020	2019
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,662,750	20,832,445
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [11]	806,943	880,144
Weighted-average unvested restricted stock awards issued to management [12]	155,433	130,520
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,625,126	21,843,109
The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Fiscal Year Ended June 30,
	2020	2019
Net income available to Class A Common Stock per share	$2.98	$3.17
Impact of adjustments:
Provision for income taxes [1]	0.92	1.06
Professional fees and litigation settlements [2]	0.05	0.04
Acquisition and integration related expenses [3]	0.21	0.46
Fair market value adjustment for interest rate swap [4]	—	0.02
Stock-based compensation expense [5]	0.15	0.13
Engine development [6]	—	0.15
UAW strike impact [7]	0.12	—
Adjustment to tax receivable agreement liability[8]	(0.08)	—
Net income attributable to non-controlling interest [9]	0.15	0.17
Fully distributed net income per share before income taxes	4.50	5.20
Impact of income tax expense on fully distributed income before income taxes [10]	(1.06)	(1.25)
Impact of increased share count [13]	(0.15)	(0.19)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$3.29	$3.76
(1)Provision for income taxes for fiscal years 2020 and 2019 reflects the impact of the Tax Act adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.
(2)Represents legal and advisory fees related to our litigation with Skier’s Choice, Inc.
(3)For fiscal year 2020, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt. For fiscal year 2019, represents integration costs and legal, professional, and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired, most of which was sold during the second quarter of fiscal year 2019 and $1.3 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit. In addition, for fiscal year 2019 integration related expenses includes $3.0 million in amortization associated with intangibles acquired in connection with the acquisition of Cobalt.
(4)Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(5)Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(6)Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)For fiscal year 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.

(8)For fiscal years 2020 and 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For fiscal year 2019, the rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats, Inc.
(9)Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(10)Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.5% of income before taxes for fiscal year 2020 and 24.1% of income before taxes for fiscal year 2019, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2020 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary. The estimated normalized annual effective income tax rate for fiscal year 2019 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit and foreign income taxes attributable to our Australian subsidiary.
(11)Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(12)Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(13)Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 3, 2020 Solicited on Behalf of the Board of Directors
The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Ritchie L. Anderson and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 17, 2020, at the Annual Meeting of Stockholders to be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, on Tuesday, November 3, 2020, at 1:00 p.m., Central time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.
SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 3, 2020 Solicited on Behalf of the Board of Directors
The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Ritchie L. Anderson and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 17, 2020, at the Annual Meeting of Stockholders to be held at the Grand Hyatt DFW, 2337 South International Parkway, Dallas, Texas 75261, on Tuesday, November 3, 2020, at 1:00 p.m., Central time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.
SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)